Exhibit 10.50

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH TWO ASTERISKS (**).

GLOBAL COMPANIES LLC

AMENDED AND RESTATED DISTRIBUTOR PMPA FRANCHISE AGREEMENT
(MOBIL BRANDED DISTRIBUTOR)

This CONTRACT and AGREEMENT (this “Agreement”) made and entered into by and between GLOBAL COMPANIES LLC, having an office and place of business at 800 South Street, Suite 200, Waltham, MA 02454 hereinafter called “Global”, and ALLIANCE ENERGY LLC, a Massachusetts corporation, having an office at 404 Wyman Street, Suite 425, Waltham, MA 02451 hereinafter called “Distributor”.

RECITALS

WHEREAS, Distributor has entered into that certain ExxonMobil Oil Corporation Distributor PMPA Franchise Agreement (Mobil Branded Distributor) dated as of December 30, 2010 (as amended or extended, the “Existing Agreement”) with ExxonMobil Oil Corporation (“ExxonMobil”);

WHEREAS, Global has entered into a Brand Fee Agreement (“BFA”) with ExxonMobil pursuant to which Global has the right to source, sell and distribute Mobil-branded fuels in Massachusetts, New Hampshire, Rhode Island, Maine and Vermont (the “Designated Geographies”);

WHEREAS, as of the date hereof, Distributor has requested that ExxonMobil assign all of its rights and obligations under the Existing Agreement to Global in accordance with the terms of the BFA, and Global has agreed to assume all of ExxonMobil’s rights and obligations under the Existing Agreement effective upon such assignment;

WHEREAS, based on its marketing strategies ExxonMobil has established the following core values (“Core Values”), which Core Values are applicable to Global pursuant to the BFA and applicable to the Distributor pursuant to the Existing Agreement and this Agreement:

ExxonMobil’s tradition of excellence is aimed at building and maintaining a lasting relationship with its customers, the motoring public. In continuing this tradition, the dedication of ExxonMobil and its distributors to the customer is reflected in these commitments:

•              To deliver quality products that customers can trust.

•              To employ friendly, helpful people.

•              To provide speedy, reliable service.

•              To provide clean and attractive retail facilities.

•              To be a responsible, environmentally- conscious neighbor.

Living up to these commitments is the key to success and prosperity for ExxonMobil’s brands.

WHEREAS, effective immediately upon the assignment of the Existing Agreement from ExxonMobil to Global, Global and Distributor desire to amend and restate the Existing Agreement in its entirety as set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Global and Distributor agree as follows:

1.             GRANT.

By this Agreement, Global and Distributor establish a “Franchise” and a “Franchise Relationship” as defined by the Petroleum Marketing Practices Act, 15 U.S.C, Sections 2801-2806 (the “PMPA”), Subject to the terms and conditions of this Agreement:

Distributor PMPA Franchise Agreerment-Mobil-2005

(a)                                  With respect to those Proprietary Marks specified by Global in Section 1(b) to be used in connection with the retail sale of Mobil branded motor gasoline and diesel fuel (“Products”) at Mobil-branded retail outlets, Global grants Distributor the right to:

(1)                                  Use those Proprietary Marks at Mobil-branded retail outlets operated by Distributor and approved under Section 1(e) (“Operated Mobil-Branded Outlets”); and

(2)                                  Grant the use of those Proprietary Marks to Distributor’s franchised lessee or franchised independent dealers and Distributor’s sub-distributors and sub-distributor’s dealers (collectively, “Franchise Dealers”) at Mobil-branded retail outlets approved under Section 1(e) (“Franchised Mobil-Branded Outlets”).

In this Agreement, the Operated Mobil-Branded Outlets and Franchised Mobil-Branded Outlets shall sometimes be collectively referred to as “Distributor Mobil-Branded Outlets”.

(b)                                 Under this Agreement, Proprietary Marks shall mean certain trade names, service marks, trade dress, trademarks, logos, emblems and indicia of origin including without limitation the name and mark “Mobil,” and such other names, marks, logos, emblems and indicia as Global may from time to time use in connection with the supply of Products pursuant to the BFA.

(c)                                  Distributor shall purchase the Products solely from Global.  Global shall directly supply to Distributor Product which is owned by Global.  Global shall directly invoice Distributor for the Product supplied to the Distributor.  Distributor shall pay Global directly for the Product supplied to the Distributor by Global.

(d)         (1)                                        Global acknowledges that Distributor may wish to operate additional businesses utilizing Proprietary Marks (“Related Businesses”) during the Term at any or all of the Distributor Mobil- Branded Outlets. Subject to the terms and conditions of this Agreement, Global grants Distributor the right to utilize Proprietary Marks in connection with Related Businesses and to grant to a Franchise Dealer the right to use Proprietary Marks in connection with Related Businesses to the extent and in the manner specified by Global from time to time. Examples might include but are not limited to “Mobil Mart”.

(2)                                  Distributor acknowledges, and shall require its Franchise Dealers to acknowledge, that the operation of a Related Business with Proprietary Marks impacts the customers’ perception and acceptance of the Products and Proprietary Marks. Accordingly, Distributor or any Franchise Dealer may operate a Related Business utilizing Proprietary Marks at a Distributor Mobil-Branded Outlet only in compliance with Global’s and, pursuant to the BFA, ExxonMobil’s requirements as set out from time to time by Global or, pursuant to the BFA, ExxonMobil and at all times in compliance with this Agreement. If Distributor or any Franchise Dealer fails to comply with Global’s or, pursuant to the BFA, ExxonMobil’s requirements for such a related business at any Distributor Mobil-branded Outlet, without limiting Global’s other rights or remedies under applicable laws under this Agreement or any related or supplemental agreement, including termination or non renewal of this Agreement and the Franchise Relationship, Global may withdraw its approval for the use of any such Proprietary Marks for that Related Business.

(3)                                  During the Term, Distributor shall operate and shall cause its Franchise Dealers to operate the Related Business utilizing Proprietary Marks, as approved under Section 1(e), in compliance with this Agreement and shall not operate, and shall cause its Franchise Dealers not to operate, any other businesses or activities utilizing Proprietary Marks at Distributor Mobil-branded Outlets unless agreed in writing by the parties hereto and permitted under the BFA. During the Term, and except as expressly provided in this Agreement, the parties may change, delete or add such a Related Business at a Distributor Mobil-Branded Outlet only by written agreement of both parties. Nothing contained in this Section 1 may be construed as limiting or preventing Global from changing, deleting or adding any Proprietary Marks used in connection with a Related Business.

(4)                                  The motor fuels business, under which Distributor distributes the Products hereunder for retail sale at the Distributor Mobil-Branded Outlets, and the Related Businesses utilizing Proprietary Marks are herein collectively referred to as the “Businesses”.

(e)           (1)                                   Distributor may use or operate at an Operated Mobil-Branded Outlet, or grant and allow the use or operation at a Franchised Mobil-Branded Outlet of, any motor fuels business or Related Businesses or exercise any other rights under Sections 1(a), (c) and (d), only if;

(i)                                     Global and, pursuant to the BFA, ExxonMobil has expressly approved the Mobil branding of that retail outlet and the operation of the motor fuels business and/or Related Businesses at that retail outlet; and

(ii)                                  Neither Global nor, pursuant to the BFA, ExxonMobil have:

(A)                              Debranded that outlet; or

(B)                                Withdrawn Global’s or, pursuant to the BFA, ExxonMobil’s approval for the operation of the Related Business(es) in question at that retail outlet.

For the purposes of Section 1(e)(1)(i) above, Global shall be deemed to have expressly approved the Mobil branding of all the Distributor Mobil-Branded Outlets previously approved by ExxonMobil, or any of its Affiliates, under the Existing Agreement, together with the operation of the Businesses operating at each of the aforementioned retail outlets on the Effective Date. As used in this Agreement, the term “Affiliate” as it relates to ExxonMobil means, (1) Exxon Mobil Corporation or its successors-in-interest, (2) any parent corporation, partnership, or other entity of the Exxon Mobil Corporation or its successors-in-interest which now or hereafter owns or controls, directly or indirectly through one or more intermediaries, fifty percent or more of the ownership interest having the right to vote for or appoint directors of Exxon Mobil Corporation or its successors-in-interest (“Parent Company”), (3) any corporation, partnership, or other entity, regardless of where situated, at least fifty percent of whose ownership interest having the right to vote for or appoint directors is now or hereafter owned or controlled, directly or indirectly through one or more intermediaries, by Exxon Mobil Corporation or its successors-in-interest or by its Parent Company.  As used in this Agreement, the term “Affiliate” as it relates to Global means, (1) Global Partners LP or its successors-in-interest, (2) any parent corporation, partnership, or other entity of Global Partners LP which now or hereafter owns or controls, directly or indirectly through one or more intermediaries, fifty percent or more of the ownership interest having the right to vote for or appoint directors of the general partner of Global Partners LP or its successors-in-interest (“Parent Company”), (3) any corporation, partnership, or other entity, regardless of where situated, at least fifty percent of whose ownership interest having the right to vote for or appoint directors is now or hereafter owned or controlled, directly or indirectly through one or more intermediaries, by Global Partners LP or its successors-in-interest or by its Parent Company.

(2)                                  In its sole discretion, Global may approve or not approve the branding of any outlet or the use or operation of any Businesses proposed by Distributor. Global is not obligated to furnish Distributor with a reason for withholding approval. Global’s furnishing of a reason does not in any way limit its right to withhold for any reason any approval of that or any future branding proposal.  Distributor acknowledges and agrees that any approval by Global is conditioned upon first obtaining the approval of ExxonMobil pursuant to the BFA.  Global will submit any request by Distributor to brand an outlet to ExxonMobil and, upon receiving ExxonMobil’s approval, Global will make its own determination to approve or disapprove the branding of such site.  Distributor shall comply, and cause its Franchise Dealers to comply, with any requirements and conditions imposed by Global or, pursuant to the BFA, ExxonMobil in giving its approval under this Section.

(3)                                  By written notice to Distributor, Global may withdraw its approval to:

(i)            Brand any Distributor Mobil-Branded Outlet (“debrand”); or

(ii)                                  Use or operate any Businesses (including, for the avoidance of doubt, any Related Businesses) if, in Global’s sole judgment:

(A)                              That retail outlet (or any Business at the outlet as the case may be) fails to portray the image and standards Global or, pursuant to the BFA, ExxonMobil expects from its Mobil-branded retail outlets; or

(B)                                Distributor, or its Franchise Dealer(s), is in default of any obligation, condition, representation or warranty under this Agreement or any related or supplemental agreement with respect to that retail outlet (or any Business at the retail outlet as the case may be); or

(C)                                Any action by Distributor, its Franchise Dealer(s), or any third party management company in connection with its operations on behalf of Distributor, whether in violation of its obligations under the Agreement or otherwise, causes harm to the value or reputation of the Proprietary Marks.

In addition, Global’s approval to brand any Distributor Mobil-Branded Outlet or use or operate any Businesses (including, for the avoidance of doubt, any Related Businesses) pursuant to this Agreement shall be automatically withdrawn upon written notice to Distributor that ExxonMobil has withdrawn its corresponding approval pursuant to the BFA.

(4)                                  If Global or, pursuant to the BFA, ExxonMobil debrands any Distributor Mobil-Branded Outlet, or withdraws its approval to use or operate any Business at any Distributor Mobil-Branded Outlet, Distributor shall comply, and cause any Franchise Dealer at the retail outlet to comply, with the provisions of Section 11 with respect to the retail outlet in question. The debranding of one or more of the Distributor Mobil-Branded Outlets does not constitute a termination or non-renewal of this Agreement.

(5)                                  Distributor shall not permit and shall ensure that its Franchise Dealers do not permit the following activities or types of business to occur at any Distributor Mobil-branded Outlet or any commercial enterprise associated with or adjacent to such Distributor Mobil-branded Outlet.

(i)                                     The sales or use of illegal drugs or drug paraphernalia or other illegal substances or activities.

(ii)                                  The sale of any pornographic material or other material that Global or, pursuant to the BFA, ExxonMobil in their respective sole judgment determines may be offensive to the general public (examples include but are not limited to Playboy, Hustler and Penthouse magazines).

(iii)                               Adult businesses (examples include but are not limited to massage parlors, strip clubs, and video stores).

(iv)                              Bars or establishments that allow for any consumption of intoxicating beverages. Exception approval can be granted at Global’s sole discretion.

(v)                                 The illegal sale of any tobacco products or alcoholic beverages, including without limitation, sales in violation of any federal, state, county or local laws, statutes, ordinances, codes, regulations, rules, orders, or permits relating to youth access to tobacco products or alcoholic beverages. Distributor shall promptly advise Global and shall ensure that Franchise Dealers promptly advise Distributor, of any citations or notifications of violations received at any Distributor Mobil-Branded Outlet from any regulatory authority resulting from any such tobacco sales or alcoholic beverage sales and of the resolution of any such citations and notifications.  Distributor agrees to comply with ExxonMobil’s requirements set forth in Schedule A hereto.

(6)                                  The terms and conditions of this Agreement and the Franchise Relationship are exclusively between Global and Distributor. Nothing in this Agreement may be construed as creating any Franchise or Franchise Relationship with any other person, including without limitation, any Franchise Dealer, employee or contractor of Distributor.

(f)                                    This Agreement and the Franchise Relationship do not give the Distributor an exclusive right in any market or geographic area to sell the Products or conduct any of the Businesses. Unless, and only to the extent, the Distributor is otherwise notified in writing by Global from time to time, Global, at its sole discretion, may directly or indirectly compete with Distributor or any Distributor Mobil-Branded Outlet by using, or authorizing the use of any trademark, tradenames and trade dress owned or licensed by Global (or any of its Affiliates) from time to time including, without limitation, the Proprietary Marks and Mobil trademark (“Trademarks”), including in close proximity to, and notwithstanding any commercial impact on any Distributor Mobil-Branded Outlet(s). Specifically, Global reserves the right to so compete by:

(1)                                  Establishing or continuing at locations of its choice (including without limitation in close proximity to any Distributor Mobil-Branded Outlet(s) and notwithstanding commercial impact) other distributorships, businesses the same or similar in kind as the Businesses, other retail outlets, franchises, enterprises and other businesses utilizing any of the Trademarks; or

(2)                                  Directly selling Products, other branded motor fuels or operating businesses the same or similar in kind as the Businesses, other retail outlets, enterprises or other businesses at locations of its choice (including without limitation in close proximity to any Distributor Mobil-Branded Outlet(s) and notwithstanding commercial impact) utilizing any of the Trademarks.

2.             PERIOD.

Unless sooner terminated as provided elsewhere herein, this Agreement shall be in full force and effect for the period of seven (7) years beginning on March 1, 2011 (the “Effective Date”) and ending on February 28, 2018 (“Expiration Date”) (the “Term”). Notwithstanding the foregoing, pursuant to the terms of the assignment of the Existing Agreement from ExxonMobil to Global, the “Effective Date” with respect to the State of Maine shall be June 30, 2011.  By written notice furnished to Distributor, Global may, at its sole discretion, grant temporary extensions of the Term for periods not exceeding one hundred and eighty (180) days for each extension. An extension shall not be construed as a renewal of this Agreement or of the Franchise Relationship.

3.             QUANTITIES.

(a)                                  Global shall offer to sell to Distributor, or cause to be offered for sale, the types and amounts of Products from the supply points designated by Global all as set forth in Schedule B (“Product Schedule”) of this Agreement, such quantities being subject always to any changes prescribed by government rules, regulations or orders or resulting from any plan of allocation by Global in accordance with Section 9(b) hereof. Distributor agrees to purchase, receive and pay for the Products on the terms and conditions herein stated and in the Product Schedule. The quantity for each Product at each supply point as determined by the Product Schedule, or such other prescribed or allocated quantity, is the maximum volume Global is obligated to offer to sell, or cause to be offered for sale, to Distributor from each supply point during each contract year (as defined in the Product Schedule) on a monthly and annual basis. The maximum volume of any Product which Global is obligated to offer to sell, or cause to be offered for sale, to Distributor from any supply point in any contract year, or in any calendar month of such year, shall be referred to as the “Maximum Annual Volume” or “Maximum Monthly Volume” respectively.

(b)                                 By mutual consent this Agreement may, from time to time, be amended by the addition to, or deletion herefrom, of an additional or revised Product Schedule(s). Any such additional or revised Product Schedule(s) shall be marked as such and signed by the duly authorized representatives of the parties and shall thereupon become a part of this Agreement from and after the effective date appearing on such additional or revised Product Schedule(s).

(c)                                  For this Agreement to be considered for renewal upon expiration of the Term, and without prejudice to any other provisions of this Agreement, Distributor must have purchased a minimum total volume of five million (5,000,000) gallons taking account of all Products (excluding diesel) purchased from all supply points, in the calendar year immediately preceding the Expiration Date. Notwithstanding this Section 3(c), Global reserves all rights to non-renew this Agreement and its Franchise Relationship with Distributor.

4.             PRICE. The price of the Products covered by this Agreement shall be as provided in the Product Schedule.

5.             PAYMENT AND CREDIT.

(a)                                  Unless Global notifies Distributor otherwise, Distributor will pay Global in United States dollars for any Products and other charges by electronic funds transfer at the time Global designates. Global has the ongoing right to periodically give Distributor notice of a different method, time, or place of payment.  As set out in Section 6 hereof Global has the right to offset monies owed by Global to Distributor against monies owed by Distributor to Global as well as the right to instruct ExxonMobil and/or Third Party Issuer(s) to pay Global rather than Distributor for ExxonMobil Card and other card sales tickets submitted by Distributor to Third Party Issuer(s). Global may, in its sole discretion, exercise these rights by automatically applying monies offset or payments made to it by Third Party Issuer(s) to Distributor’s account balances for purchases of Products and other amounts due and owing to Global.

(b)                                 Nothing herein shall be construed as obligating Global to extend any credit to Distributor. If Global, in its sole determination, does elect to extend credit to Distributor, such extension of credit shall be made only on the following terms and conditions:

(1)                                  Method of payment shall be electronic funds transfer, unless otherwise specified by Global, at or to the payment location specified by Global; and

(2)                                  In the event Global does not receive payment on or before the due date, Global may impose and Distributor will pay, a late payment charge for each day that passes between the due date and the date Global receives payment. This late payment charge will be in addition to Global’s other remedies, and will not exceed the lesser of: (A) the maximum allowed by law, or (B) a fixed rate that may vary from state to state in Global’s discretion, but that will not be less than eighteen percent (18%) per annum prorated over the period that credit is outstanding; and

(3)                                  Global may furnish to Distributor invoices and statements of Distributor’s account on a monthly basis, Payment of any such invoices and statements shall not prejudice the right of Distributor to question the correctness thereof; provided however, all invoices and statements rendered to Distributor by Global during any month shall conclusively be presumed to be true and correct after ninety (90) days following the end of any such month, unless within said ninety (90) day period Distributor delivers to Global’s accounting office at the following address (or such other address as Global may designate from time to time):

Global Companies LLC

800 South Street

Suite 200

Waltham, MA 02453

Attn: Branded Wholesaler Manager

written exception thereto setting forth the item or items questioned and the basis therefor. Time is of the essence in complying with this Section 5(b)(3); and

(4)                                  In the event there are additional business transactions between Distributor and Global including without limitation those relating to (i) credit sales of products other than those identified herein, or (ii) promissory notes, or (iii) real estate, and unless it is clearly indicated in writing by Distributor as to how payments received by Global from Distributor are to be applied, then such payments shall be applied by Global in the following order of priority: (i) trade accounts, (ii) promissory notes, (iii) rentals or other amounts due under any other agreement or transaction; and

(5)                                  Global reserves the right to withdraw such credit immediately at any time on giving to Distributor notice thereof. In the event credit is withdrawn, all amounts then due and owing shall become payable, and all future sales by Global to Distributor shall be for cash (or at Global’s option certified or cashier’s check, money order, electronic funds transfer, or other means approved by Global) payable prior to delivery of any Products; and

(6)                                  Global has the right, but not the obligation, to offset any amounts owed by Distributor to
Global or its Affiliates, whether arising from the sale of Products under this Agreement, or arising under any other agreement or business transaction between the Distributor and Global and/or its Affiliates; and

(7)                                  If requested by Global, Distributor shall provide to Global and maintain security sufficient to secure payment for one or more loads of Product in such amounts and forms as Global may specify in its sole discretion (“Product Security”), including a letter of credit, cash deposit, or assignment, mortgage or pledge of cash, savings accounts or real estate or other collateral acceptable to Global. Global may use, without prior notice or demand, any or all of the Product Security to set off or satisfy all or any part of any indebtedness or obligation of Distributor to Global or its Affiliates whether arising under this Agreement, any other agreement or from any other business transaction between the parties. If Global uses any Product Security to satisfy all or any part of any such indebtedness or obligation, Distributor shall immediately provide Global with additional security, as directed by Global, to replace the Product Security used by Global. Following non-renewal or termination of this Agreement and the Franchise Relationship, Global shall return to Distributor, in accordance with Global’s procedures then in effect, any remaining portion of the Product Security not required to satisfy all or any part of any indebtedness or other obligation of Distributor to Global or its Affiliates howsoever arising, and

(8)                                  At Global’s request at any time during the Term, Distributor shall execute and deliver to Global a security agreement, financing statement, mortgage, deed of trust or other documentation as Global may specify, to establish or perfect Global’s security interest in the Product Security.

(c)                                  When Distributor takes delivery of any Products sold hereunder, Distributor represents to Global that Distributor is solvent and able to pay for such Products. Additional evidence of Distributor’s solvency shall be the written confirmation of Distributor’s purchase.

(d)                                 If Distributor defaults in the payment of any obligation or indebtedness to Global (including any indebtedness arising from purchases under this Agreement) or otherwise fails to comply with any credit terms imposed by Global, Global may without notice or demand, in addition to any other rights it may have (including termination or non-renewal of this Agreement and the Franchise Relationship):

(1)                                  Immediately suspend delivery of all Products (unless Distributor pays for Products by cash (or other means approved by Global) prior to delivery); and

(2)                                  Apply any Product Security, which Distributor may have given to Global, to the payment of the indebtedness or obligation.

6.             CARD ADMINISTRATION.

(a)                                  Pursuant to the BFA, ExxonMobil may issue ExxonMobil Cards and process and pay for ExxonMobil Card sales tickets submitted to ExxonMobil in accordance with the terms of the applicable card guide.  Pursuant to the BFA, ExxonMobil may authorize third party issuers (“Third Party Issuer(s)”) to issue ExxonMobil Cards and other cards and process and pay Global, for further payment by Global to Distributor for ExxonMobil Cards and other card sales tickets submitted to Third Party Issuer(s) in accordance with the terms of an applicable card guide or agreement. Pursuant to the BFA, ExxonMobil has the right, but not the obligation, to change at any time its methods or terms of issuing, or authorizing the issuance of, ExxonMobil Cards and other cards and its methods or terms of processing and paying, or authorizing the processing and payment of, ExxonMobil Cards and other card sales tickets. Nothing in this Agreement obligates Global, ExxonMobil or Third Party Issuer(s) to issue ExxonMobil Cards and other cards or to process for payment ExxonMobil Cards and other card sales tickets.

(b)                                 Distributor agrees to be bound by and comply with all terms and conditions of any card guide or agreement under which ExxonMobil or Third Party Issuer(s) agrees to process and pay for ExxonMobil Cards and other card sales tickets. The terms of such card guide or agreement may be amended and/or supplemented at any time by ExxonMobil or Third Party Issuer(s).

(c)                                  If Third Party Issuer(s) agrees to pay Distributor for ExxonMobil Card or other card sales tickets submitted for payment in accordance with the terms of the applicable card guide or agreement, Distributor will look solely to Third Party Issuer(s) and not to ExxonMobil or Global for such payment. Should ExxonMobil elect to (or otherwise) pay all or any portion of any card sales ticket charged back by Third Party Issuer(s) to Distributor, upon demand from ExxonMobil, Distributor shall immediately reimburse ExxonMobil for any such payments made by ExxonMobil.

(d)                                 Global has the right, but not the obligation, to offset any amounts owed by Global to Distributor against any amounts owed by Distributor to Global, whether arising under this Agreement, any other agreement or from any other business transaction between the parties.  Global has the right, but not the obligation, to instruct ExxonMobil and/or a Third Party Issuer(s) to pay Global rather than Distributor for ExxonMobil Card and other card sales tickets submitted by Distributor to ExxonMobil and/or Third Party issuer(s), to apply against the payment of any amounts owed by Distributor to Global whether arising under this Agreement, any other agreement or from any other business transaction between the parties.  Global may, in its sole discretion, exercise its rights under this Section 6(d) by automatically applying monies offset or payments made to it by ExxonMobil pursuant to the BFA and/or Third Party Issuer(s) to Distributor’s account balances for purchases of Products and other amounts due and owing to Global.

(e)                                  If Distributor or a Franchised Dealer accepts credit or debit cards in payment for any sales of any goods or services, then Distributor shall comply with and shall require all such Franchised Dealers to comply with all applicable federal or state laws or regulations dealing with personal financial information and industry standard card security procedures, specifically including but not limited to (i) the Payment Card Industry Data Security Standards (PCI), (ii) the security standards and requirements imposed on merchants by the VISA Operating Rules, (iii) the security standards and requirements imposed on merchants by the MasterCard Operating Rules, (iv) the security standards and requirements imposed on merchants by American Express Travel Related Services Company, Inc., and its parents, subsidiaries and affiliates, and (v) the security standards and requirements imposed on merchants by DFS Services LLC and its parents, subsidiaries and affiliates. The foregoing duty is in addition to any duties that Distributor may have under an applicable card guide or agreement pursuant to subsection (a) above. In addition to all other duties to indemnify, Distributor will indemnify, defend, and hold harmless Global and ExxonMobil from and against all causes of action, costs, expenses, fees, assessments, reimbursements, fines, penalties and/or losses of whatsoever nature and howsoever arising that result directly or indirectly from Distributor’s failure or alleged failure to comply with the requirements of this subsection.

7.             DELIVERY.

Delivery of the Products and passage of title and risk of loss shall be as stated in the Product Schedule.

8.             TAXES.

In addition to the price charged by Global for Products purchased by Distributor under this Agreement, Distributor will pay to Global any foreign or domestic tax, fee or other charge (except taxes based on income), whether or not of the same class or kind as those listed below, whenever imposed or assessed, that any federal, state, county or local laws, statutes, ordinances, codes, regulations, rules, orders, or permits (now in effect or hereafter enacted) directly or indirectly require Global or Global’s suppliers to collect or pay related to the production, manufacture, sale, inspection, transport, storage, delivery, or use of Products purchased by Distributor under this Agreement. These charges include, without limitation (a) duty taxes; (b) sales taxes; (c) excise taxes; and (d) taxes on or measured by gross receipts.

9.             FAILURE TO PERFORM.

(a)                                  Any delays in or failure of performance of either party hereto shall not constitute default hereunder or give rise to any claims for damages if and to the extent that such delay or failure is caused by occurrences beyond the control of the party affected, including, but not limited to, acts of God or the public enemy; expropriation or confiscation of facilities; compliance with any order or request of any governmental authority; acts of war, rebellion or sabotage or damage resulting therefrom; embargoes or other import or export restrictions; fires, floods, explosions, accidents, or breakdowns; riots; strikes or other concerted acts of workers, whether direct or indirect; reduction of transportation capacity; inability to obtain necessary industrial supplies, energy, or equipment; or any other causes whether or not of the same class or kind as those specifically above named which are not within the control of the party affected and which, by the exercise of reasonable diligence, said party is unable to prevent or provide against. A party whose performance is affected by any of the causes set forth in the preceding sentence shall give prompt written notice thereof to the other party. In the event of such delay or failure, Global shall not be obligated to purchase or obtain any other Products or raw materials from which such Products are derived. Neither party hereto shall be obligated to settle strikes, differences with workmen or government claims by acceding to any demands when in the discretion of the party whose performance is interfered with, it would be inadvisable to accede to such demands.

(b)                                 If for any reason (including without limitation any of the causes set forth in Section 9(a)) Global’s supplies of Products are inadequate to meet Global’s contract obligations to all of its customers for such Products, or if Global determines, in its sole discretion, in consideration of the uncertainties of worldwide raw material availability or refining capacity limitations or any other factors, that it is appropriate to impose a plan of allocation (by grade or otherwise), then Global shall have the right to impose such a plan and the right to include one or more of the following:

(1)                                  Global’s “customers” for the Products shall be deemed to include, (i) purchasers pursuant to current contracts, (ii) purchasers whose contracts have expired where Global, at its sole option, determines to continue sales, (iii) purchasers to whom sales have been made on a regular and recurring basis to whom contracts have not been submitted, and (iv) new customers to whom Global determines to commence selling at its sole option.

(2)                                  Global shall have the right to give preference in allocation to those customers whose needs (including resellers who sell for similar needs) are related to, (i) protection of life or health, (ii)

production and transportation of food and energy, (iii) mass transportation, and (iv) national defense.

(3)                                  Global’s allocation plans may be put into effect on any geographical basis (including treating one geographic area differently than another one) as Global may determine, without regard for the specific inventory at the place or places from which the Products are normally produced, shipped or delivered.

(4)                                  Global’s allocation plans shall be applied after making provisions for Global’s own requirements for Products. In the context of this subsection “Global” shall include Global and any of its Affiliates.

(c)                                  Global shall be under no obligation to make sales hereunder at any time when in Global’s sole judgment it has reason to believe that the making of such sales would be likely to result in the calling of strikes against it or cause its properties to be picketed.

(d)                                 Global shall not be required to make up sales omitted on account of any of the causes set forth in this Section 9.

(e)                                  Nothing in this Section shall excuse Distributor from making payment when due for sales of Products under this Agreement.

(f)                                    Global shall be under no obligation to make sales and/or deliveries hereunder at any time when, in Global’s sole judgment, Distributor’s or its Franchise Dealer’s equipment (including without limitation tanks and transportation equipment) and/or premises are unsafe for the delivery of Products. Distributor accepts full responsibility for all death or injury to any person or loss or damage to any property in any way resulting from Distributor’s failure to provide safe premises and/or equipment, (including without limitation tanks and transportation equipment), safe and fit for the storage or handling of Products, whether such failure is known or unknown to Global or Global’s representative, and Distributor indemnifies and holds Global and any of its Affiliates harmless with respect to any such death, injury, loss and/or any cause of action arising therefrom.

10.          NEW OR CHANGED REGULATIONS.

The parties are entering into this Agreement in reliance on the federal, state, county and local laws, statutes, ordinances, codes, regulations, rules, orders, permits and arrangements with governments or governmental instrumentalities (hereinafter called “Regulations”) in effect on the date of execution of this Agreement by Global and affecting the Products (including the raw materials, manufacturing or distribution facilities used therefor) sold hereunder insofar as said Regulations affect Distributor, Global or Global’s suppliers.  If the effect of any change in any Regulation or of any new Regulation (a) is not covered by any other provision of this Agreement, and (b) in the affected party’s judgment, either (1) has an adverse effect upon the party (or if Global, upon Global’s suppliers) or (2) increases the risk to the affected party of performance under this Agreement, the affected party may request re-negotiation of the terms of this Agreement, The affected party has the right to terminate this Agreement on written notice, effective ninety (90) days after the request for re-negotiation, if the re-negotiation is not satisfactorily completed. Such right to request re-negotiation or, upon failure to agree, to terminate, shall without limitation also be available if Regulations:

(a)                                  Inhibit Global from freely establishing, by increasing or decreasing, prices of Products covered by this Agreement; and/or

(b)                                 Prohibit Global from collecting the price adjustment provided for above in Section 8: and/or

(c)                                  Regulate the prices or recipients of Products covered by this Agreement; and/or

(d)                                 Affect Global’s liability.

11.          TRADEMARKS.

(a)                                  Distributor is permitted to display the Proprietary Marks solely to designate the origin of the Products and Distributor agrees that petroleum products purchased from others (or unbranded petroleum products purchased from Global) will not be sold by Distributor under any of the Proprietary Marks. Upon termination of this Agreement, or prior thereto upon demand by Global, Distributor, including its Franchise Dealers, shall discontinue the posting, mounting, display or other use of the Proprietary Marks except only to the extent they appear as labels or identification of products (including without limitation the Products) still in the containers or packages designed and furnished by Global. Distributor is not a licensee of the Proprietary Marks, including, without limitation, trademarks. Without Global’s prior written authorization, Distributor shall not mix, commingle, adulterate, or otherwise change the composition of any of the Products purchased hereunder and resold by Distributor under said Proprietary Marks (including, without limitation, the blending of Products with ethanol). Global and, pursuant to the BFA, ExxonMobil, including any of their respective employees, agents and contractors, is hereby given the right to enter, during normal operating hours, any Distributor Mobil-Branded Outlet, or other properties of Distributor, its Franchise Dealers, or Distributor’s carriers, to examine at any time, and from time to time, the contents of Distributor’s or its Franchise Dealers’ tanks, containers, drums, pumps, and tanks of delivery vehicles in which said Products purchased hereunder are stored. Global and, pursuant to the BFA, ExxonMobil, including any of their respective employees, agents and contractors, may take samples from any of the aforementioned equipment or property and may otherwise review all documents and records relating either directly or indirectly to Distributor’s obligations hereunder. If, in the sole opinion of Global or, pursuant to the BFA, ExxonMobil, any samples thus taken are not said Products and/or in the condition in which delivered by Global (or its representatives) to Distributor or said documents and records show Distributor has failed to comply with its obligations hereunder, Global may, at its sole option, debrand the Distributor Mobil- Branded Outlet(s) in question or cancel and terminate this Agreement and Franchise Relationship. If there shall be posted, mounted, or otherwise displayed on or in connection with any Distributor Mobil-Branded Outlet any sign, poster, placard, plate, device or form of advertising matter whether or not received from Global or ExxonMobil, consisting in whole or in part of the name of ExxonMobil, Exxon, Mobil, or any of the Proprietary Marks, Distributor agrees at all times to display same, or ensure that the Franchise Dealers display same, properly and not to diminish, dilute, denigrate, or otherwise adversely affect the value of such Proprietary Marks. Distributor will and will procure that its Franchise Dealers will discontinue the posting, mounting, or display of the Proprietary Marks immediately upon Distributor or its Franchise Dealer(s), as the case may be, ceasing to sell Products at any Distributor Mobil-Branded Outlet or in the event that the Distributor Mobil-Branded Outlet is debranded by Global under Section 1(e) or by ExxonMobil pursuant to the BFA. In order to meet the obligations set forth in the preceding sentence, Distributor and its Franchise Dealers must, at a minimum and not by way of limitation, take all actions set out in Schedule E.  Failure to take all actions specified in Schedule E shall entitle Global to exercise its rights pursuant to Sections 11(d) and 11(c).

(b)                                 Neither Distributor nor its Franchise Dealers shall sell non-Mobil branded motor fuels under any Proprietary Marks, including without limitation, any Mobil-identified canopy or at any fueling island where Distributor or Franchise Dealers are selling Products. As used in this Section, “non-Mobil branded motor fuels” shall not be construed to apply to gasohol or other synthetic motor fuels of similar usability, to the extent provided for in the Gasohol Competition Act of 1980, Pub. L.96-493, provided, however, that Distributor and its Franchise Dealers shall label such product so as to ensure that consumers are not confused that such product is a Mobil-branded motor fuel.

(c)                                  Without affecting Distributor’s obligations under Section 11(b), if Distributor or any Franchise Dealer offers non-Mobil branded motor fuels at a Distributor Mobil-Branded Outlet, Distributor agrees to protect, and procure that its Franchise Dealer(s) in question protects, the identity of the Products and the Proprietary Marks by all reasonable methods, which would prevent customer confusion or misinformation. Distributor agrees to conform, and procure that its Franchise Dealers conform, to Global’s and, pursuant to the BFA, ExxonMobil’s de-identification requirements, as same may be revised from time to time, including but not limited to posting of Global and/or ExxonMobil approved signs which clearly distinguish the Products sold hereunder from non-Mobil branded motor fuels, disclaiming any product liability of Global and/or ExxonMobil for damage resulting from use of non-Mobil branded motor fuels, and removing or covering any signs which may mislead, confuse, or misinform any customers or reduce their goodwill toward the Proprietary Marks. In addition, Distributor agrees to comply, and procure that its Franchise Dealers conform, with any additional steps beyond the Global and ExxonMobil de-identification requirements required by any applicable law, ordinance or regulation regarding the labeling of petroleum products.

(d)                                 In furtherance of its obligations as set forth in this Section, Distributor agrees that it will for itself, and as to any of its Franchise Dealers, require of such Franchise Dealers that they will comply with the provisions of this Section, and will incorporate in its arrangements with such Franchise Dealers the undertakings provided herein and will assist in the enforcement thereof. Such assistance includes, but is not limited to, the authorization to Global to commence legal proceedings in Distributor’s name, and at Distributor’s expense, for the purposes of enforcing Distributor’s obligations in this Section. Distributor further agrees to immediately notify Global of any Franchise Dealers failing to comply with this Section.

(e)                                  Distributor agrees to notify Global or its designee of any apparent or threatened infringement, dilution or other misuse (“Misuse”) of any Proprietary Mark promptly after becoming aware of such Misuse.  Pursuant to the BFA, ExxonMobil shall have the sole right, in its sole discretion, to take any action, legal or otherwise, against such Misuse, and notwithstanding any other provisions in this Agreement, Distributor agrees to provide Global and ExxonMobil with any assistance which, in the opinion or judgment of Global or ExxonMobil, is necessary to protect ExxonMobil’s right, title and interest in and to the Proprietary Marks.  ExxonMobil shall be entitled in such event to retain all monetary recovery from any misusing third party by way of judgment, settlement or otherwise.  Distributor shall have no right to, and hereby agrees that it will not (except as requested by Global or ExxonMobil), take any action, with respect to any apparent or threatened Misuse of any Proprietary Mark.  Distributor shall have no recourse against Global, ExxonMobil, their respective agents, officers, directors, and employees or third parties under their control in the event ExxonMobil chooses not to act against any apparent or threatened Misuse of any of the Proprietary Marks or if any third party challenges the right of ExxonMobil, Global or Distributor to use any of the Proprietary Marks

(f)                                    In the event that Global determines in its sole discretion that legal action is necessary to enforce its rights under this Section 11 against Distributor or any of Distributor’s Franchise Dealers, Distributor agrees to pay Global’s (or any of its Affiliates’) reasonable costs and attorney’s fees incurred in connection therewith.

(g)                                 Distributor shall have neither the right to use or display at marinas, nor the right to authorize or permit the use or display at marinas by Franchise Dealers of, Proprietary Marks and shall not sell, and shall cause its Franchise Dealers not to sell, Products at marinas.

(h)                                 To permit Global to carry out its rights to protect its Proprietary Marks from diminution, dilution, or destruction by misuse or failure by those to whom permission to display them has been granted under this Agreement, Distributor agrees that upon request by Global (but not more frequently than twice each year) it will provide Global with a list of the names and addresses of Franchise Dealers to whom Distributor has provided Proprietary Marks and where such Distributor Mobil-Branded Outlets are displaying such Proprietary Marks as the source of the Products sold.

(i)                                     Without affecting Distributor’s obligations, set out in Section 11(a) and 11(j) to immediately stop using the Proprietary Marks and to procure that its Franchise Dealers immediately stop using the Proprietary Marks if Distributor, for whatever reason, ceases to display or authorize the display of Proprietary Marks at any Distributor Mobil-Branded Outlet, then Distributor will notify Global in writing within thirty (30) days of that event.

(j)                                     Except as may be expressly permitted by Global and, pursuant to the BFA, ExxonMobil, Distributor shall not, and shall procure that its Franchise Dealers shall not, use the Proprietary Marks as part of Distributor’s or any Franchise Dealer’s corporate or other name.

(k)                                  Distributor shall, and shall cause its Franchise Dealers to, immediately stop using the Proprietary Marks relating to any Business at any Distributor Mobil-Branded Outlet if:

(1)                                  this Agreement is terminated or the Term expires and is not renewed or extended; or

(2)                                  Global withdraws its approval to use or operate that usiness at that outlet under Section 1(e) or ExxonMobil withdraws its approval pursuant to the BFA; or

(3)                                  Participant or its Franchise Dealer(s) stops operating that Business at that outlet;

and, in any such event, to follow any de-branding requirements that may then be applicable.

(l)                                     Distributor’s right to use the Proprietary Marks under this Agreement is non-exclusive. Distributor acknowledges that ExxonMobil (or Exxon Mobil Corporation as the case may be) is the exclusive owner of the Proprietary Marks, and no Global or ExxonMobil act, or failure to act, will give Distributor or any Franchise Dealer any ownership interest or right in the Proprietary Marks. All goodwill resulting from the use of the Proprietary Marks by Distributor or its Franchise Dealers shall inure to the benefit, and is the property, of ExxonMobil (or its Affiliates as the case may be). ExxonMobil may, at any time or from time to time, change any Proprietary Marks used in connection with the Products or any Business. In case of any change, Distributor shall immediately use, and cause its Franchise Dealers to immediately use, the Proprietary Marks as changed.

(m)                               Distributor’s use of any of the Proprietary Marks in conjunction with any uniforms, business cards or business stationary at all times shall be subject to and in accordance with the terms of this Agreement and all standards set forth by Global, ExxonMobil or their respective Affiliates, as such standards may be amended by Global, ExxonMobil or their respective Affiliates, in their sole discretion, from time to time.  All uniforms used in connection with the Businesses bearing any of the Proprietary Marks shall be purchased solely and exclusively from an ExxonMobil approved vendor.

(n)                                 Participant hereby acknowledges that failure on the part of Distributor or its Franchise Dealer(s) to use any Proprietary Mark in accordance with the provisions of this Agreement will cause irreparable injury to Global  and/or ExxonMobil and that any court of competent jurisdiction may, at the request of either Global or ExxonMobil, enforce the provisions of this Agreement by the entry of a temporary or permanent injunction against Distributor and in favor of Global and/or ExxonMobil.  Distributor agrees not to contest the appropriateness of injunctive relief but may contest whether it has failed to use the Proprietary Marks in accordance with the provisions of this Agreement.  Distributor will incorporate in its agreements with each Franchise Dealer the undertakings and obligations provided in this Agreement (including this Section 11).  Distributor agrees to immediately notify Global of any Franchise Dealer failing to comply with any such undertaking or obligation and agrees to assist Global and/or ExxonMobil in its enforcement thereof.

12.                               MARKET DEVELOPMENT AND REPRESENTATION.

(a)                                  A primary business purpose of Global is to optimize effective and efficient distribution and representation of its Products through planned market and image development, in furtherance of this business purpose, Distributor and Global agree as follows:

(1)                                  While it is not a requirement of this Agreement, Global believes that it is important for Distributor to have, and periodically update, a market development plan. The plan should provide for the selection and acquisition, or otherwise securing by Distributor for the purposes of branding under this Agreement, of “strategic sites” (as defined from time to time by Global) as Distributor Mobil-Branded Outlets, and should provide for the development of optimal facilities, effective operating practices, and the necessary financial and management resources necessary to comply with the Core Values and all other provisions of this Agreement.

(2)                                  Unless pursuant to specific prior written authorization from Global, Distributor shall not, directly or indirectly, sell or supply, or cause to be sold or supplied, any Products purchased from Global to any person or entity currently having a PMPA Franchise Agreement directly with Global or any of its Affiliates, which Franchise Agreement pertains to a specific retail outlet(s) (for example, but not by way of limitation, a direct served dealer outlet of Global). The reference to “entity” in the preceding sentence shall be deemed to include any other entity owned or controlled by the person or entity having the aforementioned PMPA Franchise Agreement directly with Global or any of its Affiliates.

(3)                                  Unless pursuant to specific prior written authorization from Global, Distributor shall not, directly or indirectly, sell or supply, or cause to be sold or supplied, any Products purchased from Global to any retail outlet(s) other than Distributor Mobil-Branded Outlets (for example, but not by way of limitation, a Mobil-branded outlet served by another Mobil branded distributor).

(b)                                 Distributor shall cause all Distributor Mobil-Branded Outlets to meet the following minimum image requirements (unless such compliance will result in the Distributor or Franchise Dealer, as the case may be, being in breach of any federal, state, county or local laws, statutes, ordinances, codes, regulations, rules, orders, or permits) or Distributor shall lose the right to use or display Proprietary Marks or to grant to its Franchise Dealers the right to use or display Proprietary Marks at any such Distributor Mobil-Branded Outlet(s) failing to meet these requirements:

(1)                                  Paved driveways with safe and good ingress and egress; and

(2)                                  Permanent building which is structurally sound and complies with all fire, building and zoning codes and ordinances; and

(3)                                  Clean premises free of debris, trash, and fire hazards; and

(4)                                  Modern restrooms for men and women available to the general public; and

(5)                                  Offer all grades of Mobil-branded motor gasoline that may be in the Mobil product slate, as such slate may be set by ExxonMobil and its Affiliates from time to time (consisting of three (3) grades for the Mobil product slate as of the Effective Date); and

(6)                                  Posting, at all times, of actual motor fuel prices, in numerals, in price sign systems (approved by Global in its sole discretion) located on the premises of the Distributor Mobil-Branded Outlet(s); any exception to this requirement must have the prior written authorization of Global; and

(7)                                  Compliance, as to each site, no later than the earlier of (A) the completion of any Demolish and Rebuild or other site improvement work reasonably expected to require an investment by Distributor or any Franchise Dealer of $100,000 or more and (B) the fifth anniversary of the Effective Date, with all applicable standards as described in Schedule C (“Facility Requirements”), which is incorporated herein and made a part of this Agreement.

13.                               SERVICES BY EXXONMOBIL.

(a)                                  Global may, from time to time, make available to Distributor, or assist Distributor in obtaining, the following:

(1)                                  Standard plans, specifications, equipment, decor and signs identified with Mobil-branded retail outlets as ExxonMobil makes available to Global under the BFA from time to time; and

(2)                                  Guidelines and materials to assist Distributor in providing its employees, contractors and Franchise Dealers and their employees and contractors franchise-management training as ExxonMobil makes available to Global under the BFA from time to time; and

(3)                                  Standards Handbook, as ExxonMobil makes available to Global under the BFA from time to time; and

(4)                                  Periodic individual or group advice, consultation, data and other services as Global may deem necessary or appropriate for Mobil-branded distributors; and

(5)                                  Materials, training, or consultation related to best practices and recommended standards for wet stock management issues.

(b)                                 At any time or from time to time, Global may add, discontinue or change any of the services under Section 13(a) including, without limitation, if ExxonMobil discontinues or changes any of such services under the BFA and may impose conditions or criteria for the availability to Distributor of any of such services. Global may have all or a portion of any services provided by persons designated by Global. From time to time, Global may charge Distributor fees, or require Distributor to pay fees, to Global’s third party designee(s) in consideration for providing the services set out in Section 13(a).

14.                               PROMOTION OF PRODUCTS.

(a)                                  Distributor agrees to diligently promote and cause its Franchise Dealers to diligently promote the sale of Products, including through advertisements, all in accordance with the terms of this Agreement.  Distributor hereby acknowledges and agrees that, notwithstanding anything set forth herein to the contrary, to insure the integrity of ExxonMobil trademarks, products and reputation, Global and ExxonMobil shall have the authority to review and approve, in their sole discretion, all forms of advertising and sales promotions that will use media vehicles for the promotion and sale of any product, merchandise or services, in each case that (i) uses or incorporates any Proprietary Mark or (ii) relates to any Business operated at a Distributor Mobil- Branded Outlet.  Furthermore, for any significant advertising campaign, sponsorship and/or promotion, Distributor shall submit in advance to Global and ExxonMobil or their respective designee, for their written approval, all materials prepared by or for Distributor.  These materials may include, but are not limited to, any media (including TV, radio, internet or print), professional or collegiate sports affiliations, and cultural or civic sponsorships that would have regional or national reach and are associated with any ExxonMobil brand, whether directly or indirectly.  Approval will be granted (or not) within fifteen (15) business days from Global’s receipt of a request from Distributor.  If no written approval is received from Global within the applicable fifteen-business-day period, then the request shall be deemed denied. Global’s consent shall be conditioned upon Global obtaining any required consent from ExxonMobil pursuant to the BFA. Distributor shall expressly require all Franchise Dealers to (a) agree to such review and control by Global and (b) comply with the notice requirements set forth in this Section.  Distributor shall be responsible for compliance (both by Distributor and by its Franchise Dealers) with any and all applicable federal, state, county or local advertising laws, statutes, ordinances, codes, regulations, rules, orders, or permits.

(b)                                 In promoting the Products and developing markets under this Agreement (including in the use of business cards and business stationary), (i) Distributor, in its role as branded wholesaler, shall identify itself appropriately as a “Mobil-authorized branded wholesaler,” and only as such and (ii) Distributor, in its role as dealer, and each Franchise Dealer shall identify itself as a “Mobil-authorized dealer,” as the case may be, and only as such.

15.                               CUSTOMER SERVICE AND COMPLAINTS.

(a)                                  While using any Proprietary Marks, Distributor agrees:

(1)                                  To render appropriate, prompt, efficient, and courteous service, at each Operated Mobil-Branded Outlet, to Distributor’s customers for the Products, to respond expeditiously to all complaints of such customers, making fair adjustment when appropriate, and otherwise conduct Distributor’s business in a fair and ethical manner and maintain the Operated Mobil-Branded Outlets in a manner which will foster customer acceptance of and desire for the Products sold hereunder; and

(2)                                  To provide sufficiently qualified and neatly dressed personnel in uniform at all Operated Mobil-Branded Outlets as appropriate to render first class service to customers; and

(3)                                  To keep restrooms clean, orderly, sanitary and adequately furnished with rest room supplies; and

(4)                                  To assist in maintaining a high level of customer acceptance of Proprietary Marks by keeping the Operated Mobil-Branded Outlets’ premises open for dispensing of the Products during such hours each day and days a week as are reasonable considering customer convenience, competitive conditions and economic consequences to Distributor; and

(5)                                  To execute all of the above in a manner consistent with ExxonMobil’s National Standards Handbook referenced in Section 16(a).

(b)                                 Distributor also agrees that, as to any of its Franchise Dealers, Distributor will include in its arrangements with such Franchise Dealers the undertakings provided in this Section in respect of each Franchised Mobil-Branded Outlet and will undertake the enforcement thereof. Distributor further agrees that Global may revoke the right of Distributor to display Proprietary Marks at any Operated Mobil-Branded Outlet(s), or to permit the display of Proprietary Marks at any Franchised Mobil-Branded Outlet(s) which, after reasonable notice by Global to Distributor to cure, continues to be in violation of this Section 15.

(c)                                  Distributor shall not permit, and shall cause its Franchise Dealers not to permit, at any Distributor Mobil-Branded Outlet(s), the illegal sale of any tobacco products or alcoholic beverages, including without limitation, sales in violation of any federal, state, county or local laws, statutes, ordinances, codes, regulations, rules, orders, or permits relating to youth access to tobacco products or alcoholic beverages. Distributor shall promptly advise Global, and shall ensure that Franchise Dealers promptly advise Distributor, of any citations or notifications of violations received at any Distributor Mobil-Branded Outlet from any regulatory authority resulting from any such tobacco sales or alcoholic beverage sales and of the resolution of any such citations and notifications.

16.                               STANDARDS HANDBOOK.

(a)                                  Distributor shall conduct, and cause its Franchise Dealers to conduct, any Business consistent with the commitments in the Core Values and in accordance with the standards (the “Standards”) contained in ExxonMobil’s National Standards Handbook as in effect from time to time (“Standards Handbook”) and in any supplementary materials distributed by Global from time to time (the “Supplementary Materials”).

(b)                                 Distributor acknowledges that ExxonMobil may, from time to time, revise the contents of the Standards Handbook. The revisions may include implementing new or modified requirements for the operation of any of the Businesses under this Agreement. Distributor shall comply with the Standards Handbook as revised and the Supplementary Materials, if any. Global, at its sole discretion, may provide the Standards Handbook and Supplementary Materials in hard copy or electronically through the Internet or other means of communications.

(c)                                  The Standards Handbook at all times is the sole property of ExxonMobil. The Supplementary Materials, if any, at all times are the sole property of Global.  Distributor shall control access to the Standards Handbook, and cause its Franchise Dealers to control access.

(d)                                 Global may require, at its discretion, Distributor and its Franchise Dealers to participate in an approved Mystery Shopper Inspection Program to ensure the Standards contained in the Standards Handbook are being met. Such participation shall be solely at the Distributor’s expense.

17.                               TRAINING.

(a)                                  If Distributor has not previously been a party to a Distributor PMPA Franchise Agreement with Global or, immediately prior to the Effective Date of this Agreement, ExxonMobil, Distributor shall, and shall cause the following persons to satisfactorily attend and complete an initial franchise-management training program as may be designated by ExxonMobil (the “ExxonMobil Branded Programs Training Course”) within six (6) months of executing this Agreement:

(1)                                  The Distributor, if an individual, or the designated Key Person; and

(2)                                  Each Franchise Dealer, if an individual, or the designated Key Person; and

(3)                                  Any manager, contractor or employee of Distributor at an Operated Mobil-Branded Outlet who is, or becomes, actively involved in the management of the motor fuels business or any Related Businesses at that retail outlet.

(b)                                 If any of the above has already attended the aforementioned ExxonMobil Branded Programs Training Course those individuals are exempt from this requirement.

(c)                                  At Distributor’s option, the initial ExxonMobil Branded Programs Training Course can be conducted by the Distributor or its designee, provided the Distributor or its designee has been certified by Global and ExxonMobil to conduct such training.

(d)                                 Distributor shall pay, or cause the above-mentioned persons who attend and complete the training programs referenced in this Section 17 to pay, all expenses incurred, directly or indirectly, by Distributor or such attendees in connection with attendance and participation in any of the said training programs or meetings, including, without limitation, costs and expenses of transportation, lodging, meals, wages and employee benefits. Distributor shall also pay to ExxonMobil, or any ExxonMobil designee, reasonable fees or charges that ExxonMobil, or any such designee, may impose from time to time relating to any training under this Section 17.

18.                               DETERMINATION OF QUANTITY AND QUALITY.

The quantity and quality of Products sold hereunder shall be for all purposes conclusively deemed to be the quantity and quality set forth in Global’s documents of delivery unless:

(a)                                  Distributor gives Global notice of Distributor’s claims within:

(1)                                  Forty-eight (48) hours after delivery for shortages in quantity of Product; or

(2)                                  Ninety-six (96) hours after delivery (or discovery in the case of any latent defect) for quality deficiencies; and

(b)                                 Distributor provides Global with reasonable opportunity to inspect the Products and take test samples; and

(c)                                  For quality defects Distributor establishes that the defect existed prior to delivery to Distributor.

Time is of the essence in complying with this Section 18. Distributor’s notice of quantity or quality claims should be sent to: Global Companies LLC, 800 South Street, Suite 200, Waltham, MA 02454, Attn: Branded Wholesaler Manager.

19.                               QUALITY, GRADE, SPECIFICATION, OR NAME OF PRODUCT.

Global shall have the right, at its sole discretion and at any time during the Term, to change, alter, amend or eliminate any of the grades, or brands of Products or any Proprietary Marks covered by this Agreement. Global may also, in its sole discretion and from time to time, change or alter the quality or specification of any of the Products covered by this Agreement. If any such change or alteration materially affects the performance of such Products or the needs of Distributor therefor for the purposes intended by Distributor, Distributor may terminate this Agreement as to any Products so affected on thirty (30) days’ prior written notice to Global. However, Distributor may not terminate this Agreement for any change in quality or specification of any said Products resulting from compliance with federal, state, county or local laws, statutes, ordinances, codes, regulations, rules, orders, or permits. Global shall give Distributor written notice of discontinuance of the manufacture of any Products covered by this Agreement. This Agreement shall terminate as to such Products when such notice is effective. Global and, pursuant to the BFA, shall have the right to enter any Distributor Mobil-Branded Outlet during normal operating hours for the purpose of obtaining a sample or samples of any Products available for sale under Proprietary Marks at any such Distributor Mobil-Branded Outlet(s). Distributor will include in its arrangements with its Franchise Dealers the right of Global and, pursuant to the BFA, ExxonMobil to enter the Franchised Mobil-Branded Outlets of such Franchise Dealers during normal operating hours for the sole purpose stated in the preceding sentence of this Section and agrees to assist in the enforcement thereof.

20.                               TECHNOLOGY AND COMMUNICATIONS.

Distributor acknowledges that the use of current technology and communications systems in the operation of the Businesses is of critical importance. Distributor further acknowledges that technology and communications systems are expected to change over time requiring periodic addition, replacement, or updating of equipment or systems used in the Businesses. Accordingly, if required by Global in writing from time to time, Distributor shall comply with the following:

(a)                                  Install and maintain in good operating condition and at Distributor’s expense at Distributor’s principal place of business:

(1)                                  A facsimile machine for sending and receiving written communications; and

(2)                                  Equipment that allows access to the internet or other electronic-transmission or data-communications systems designated by Global from time to time.

(b)                                 Subscribe, at Distributor’s expense at Distributor’s principal place of business, to a voicemail system for transmitting and receiving telephonic communications.

(c)                                  Make other reasonable expenditures or investments to update equipment, technology and communications systems at Distributor’s principal place of business. Make other reasonable expenditures or investments at any and all Distributor Mobil Branded-Outlets, including without limitation, the addition, replacement or updating of point of purchase equipment, pump dispensing technology, credit and cash processing equipment and software.

21.                               EXISTING FRANCHISE DEALER AGREEMENTS; NEW DISTRIBUTOR MOBIL-BRANDED OUTLETS.

(a)                                  Distributor shall enter into a written agreement with each Franchise Dealer. The agreement must:

(1)                                  Be consistent with this Agreement and Quality Control Procedures for Gasolines and Diesel Fuel referenced in Section 37; and

(2)                                  Require the Franchise Dealer’s commitment to the Core Values; and

(3)                                  Impose on each Franchise Dealer the requirements and obligations as specified in this Agreement, including without limitation, complying with the Standards, complying with the minimum image requirements, complying with the insurance requirements, and allowing Global and ExxonMobil entry to its respective Franchised Mobil-Branded Outlet(s) for the purposes specified in this Agreement.

(b)                                 If on the Effective Date a Franchised Mobil-Branded Outlet is covered by an existing agreement between the Franchise Dealer and Distributor that does not conform to Section 21(a) Distributor shall, in respect to that Franchise Dealer:

(1)                                  Require compliance with the provisions of this Agreement to the full extent allowed by the existing agreement during its term; and

(2)                                  Use best efforts to have that Franchise Dealer enter into an agreement in accordance with Section21(a) as soon as reasonably possible; and

(3)                                  Upon the expiration or other termination of the existing agreement, enter into a new agreement with that Franchise Dealer only in accordance with Section 21(a).

(c)                                  Distributor shall cause each Distributor Mobil-Branded Outlet to be operated in strict compliance with this Agreement upon the following timing;

(1)                                  For all Distributor Mobil-Branded Outlets previously approved by ExxonMobil, or any of its Affiliates, under a previous PMPA Franchise Agreement, within a reasonable time not to exceed ninety (90) days from the Effective Date unless:

(i)                                     A written policy of ExxonMobil from time to time provides for an additional compliance period; or

(ii)                                  Section 21(c)(3) applies.

(2)                                  For all Distributor Mobil-Branded Outlets approved by Global under Section 1(e) and by ExxonMobil pursuant to the BFA on or after the Effective Date, a reasonable period, not to exceed ninety (90) days from the date of Global’s and, pursuant to the BFA, ExxonMobil’s approval of that retail outlet; and

(3)                                  For all Franchised Mobil-Branded Outlets covered by existing non-conforming agreements under Section 21(b), a reasonable period of time, not to exceed ninety (90) days, from the date of the expiration or other termination of that agreement.

22.                               INSURANCE REQUIREMENTS.

(a)                                  During the Term, in addition to any other insurance or surety bonding required by applicable federal, state, county or local laws, statutes, ordinances, codes, regulations, rules, orders, or permits, Distributor will carry and maintain in full force and effect, with companies satisfactory to Global, solely at Distributor’s expense, and in a form satisfactory to Global:

(1)                                  Commercial General Liability insurance including, but not limited to, coverage for the sale of motor fuel products and lubricants (including the Products), operation of the Businesses, retail motor fuel stores and the premises at each Operated Mobil-Branded Outlet, garage liability (if applicable) completed operations and contractual liabilities, with minimum policy limits of two million dollars ($2,000,000) providing coverage for injury, death or property damage resulting from each occurrence. In the event Distributor has alcoholic beverages for sale at any Operated Mobil-Branded Outlet, the insurance policy will be endorsed to include coverage with minimum policy limits of one million dollars ($1,000,000) for liabilities arising out of the dispensing or selling of alcoholic beverages including, without limitation, any liabilities imposed by a dram shop or alcoholic beverage control act.

(2)                                  Business Auto Liability insurance coverage for operation of vehicles hired, owned and non-owned with minimum policy limits of two million dollars ($2,000,000), including the MCS-90 endorsement or other acceptable evidence of financial responsibility as required by the Motor Carrier Act of 1980 and the Pollution Liability Broadened Coverage endorsement, providing coverage for injury, death or property damage resulting from each occurrence, Business Auto coverage with appropriate endorsements is required if any motor vehicles, including, without limitation, fuel delivery vehicles and tow vehicles, are used in the operation of any of the Businesses.

(3)                                  Garagekeepers Legal Liability insurance (if any of the Operated Mobil-Branded Outlets include service bays) including but not limited to, coverage for fire, theft, riot, vandalism and collision with limits of at least fifty thousand dollars ($50,000) for each occurrence.

(4)                                  Workers Compensation and Employers Liability insurance, or similar social insurance, for all Distributor’s employees engaged in performing services, in accordance with applicable law, which may be applicable to Distributor’s employees with a waiver of subrogation and/or contribution against Global where such waiver is permitted by law.

(5)                                  Commercial Storage Tank Pollution Liability insurance coverage with policy limits of at least one million dollars ($1,000,000) on a continuous and uninterrupted basis insuring Distributor for environmental legal liabilities arising out of but not limited to, the sale of motor fuel products and lubricants, ownership and operation of the Businesses, retail motor fuel stores and the premises at each Operated Mobil-Branded Outlet.

(b)                                 Distributor may meet its obligations for environmental impairment insurance coverage for underground storage tanks under Section 22(a)(5) by participation in an Environmental Protection Agency (“EPA”) approved state financial assurance fund or other EPA-approved method to demonstrate financial responsibility or by satisfying any of the other financial assurance test requirements of the EPA’s Financial Responsibility Regulations (40 CFR Part 280). Upon request by Global, Distributor shall promptly furnish Global with documentation satisfactory to Global evidencing:

(1)                                  Distributor’s participation in a state approved financial assurance fund or other EPA-approved method to demonstrate financial responsibility; or

(2)                                  Compliance with the EPA’s financial assurance test requirements.

If at any time Distributor ceases participating in an approved state financial assurance fund or other EPA- approved method to demonstrate financial responsibility or stops meeting the EPA’s financial assurance test requirements, as the case may be, Distributor promptly shall obtain the insurance required under Section 22(a)(5) and provide Global with evidence of insurance in accordance with Section 22(a)(5). The term “underground storage tank” includes all piping, lines and accessories connected to or made a part of a petroleum underground storage tank.

(c)                                  Global may from time to time require Distributor, and/or cause Distributor to require any of its Franchise Dealers, to carry additional types and amounts of insurance coverage, including modifications to existing insurance under this Section, as Global considers reasonable in the circumstances.

(d)                                 Each policy of insurance described in this Section 22 shall name Global and, if requested by Global, ExxonMobil as additional insured (except Workers Compensation and Employers Liability) and shall be primary as to all other policies that may provide coverage. Distributor shall pay, and shall cause its Franchise Dealers to pay, all premiums and assessments charged for the insurance policy or policies when due.

(e)                                  Distributor shall comply, and cause its Franchise Dealers to comply, with all policy terms and conditions and the directions of the insurance carrier, its ratings bureau and the National Fire Protection Association, Distributor, or its Franchise Dealer(s) as the case may be, shall bear all claims, losses or damages that are not recoverable from Distributor’s, or the Franchise Dealer’s, as the case may be, insurers due to the application of a deductible clause or to Distributor’s, or the Franchise Dealer’s, failure to observe the terms and conditions of the insurance coverage. Distributor shall indemnify and defend Global and ExxonMobil for all these unrecoverable claims, losses or damages, including without limitation any arising from Franchise Dealers. Without limiting the general requirements of this Section 22, Global may reject any policies which contain deductibility clauses, conditions or exclusions, or that are underwritten by insurance companies, that are unacceptable in Global’s sole determination. Upon rejection of a policy, Distributor promptly shall procure, and cause its Franchise Dealer(s) to promptly procure, a policy with provisions and by an underwriter acceptable to Global. Global’s receipt or acceptance of any policy or evidence of insurance is not a waiver by Global of any requirement under this Section 22 or of its right to reject the policy as unacceptable and does not affect Distributor’s, or its Franchise Dealer’s as the case may be, liability for claims, losses or damages that are or would have been covered by Distributor’s, or such Franchise Dealer’s, full compliance with this Section 22.

(f)                                    During the Term, each insurance policy and certificate of insurance of Distributor must specify the insurance will not be terminated, canceled or materially changed without ten (10) days’ prior written notice to Global.

If a policy or policies is/are terminated, canceled or materially changed, Distributor shall promptly, prior to the termination, cancellation or change of that policy, procure a new or substitute policy containing at least the same coverage as the previous policy. The new policy must begin coverage prior to the expiration of the previous policy or prior to the effective date of the material change as applicable. Distributor shall cause all of its Franchise Dealers to comply with this Section 22(f) with respect to each insurance policy and certificate of insurance.

(g)                                 Prior to the Effective Date, and at any time upon request by Global, Distributor shall furnish to Global, or its representative, certified copies of the required insurance policies, and/or certificates of insurance, including without limitation, those of its Franchise Dealers, specifying the types and amounts of coverage in effect, expiration dates, confirmation that each policy complies with the requirements of this Section (or the relevant section of Distributor’s franchise agreement with the Franchise Dealer as the case may be), and specifying that no insurance shall be terminated, canceled or materially changed during the Term without ten (10) days’ prior written notice to Global.

(h)                                 Nothing in this Section 22 in any way limits or waives Distributor’s legal or contractual responsibilities to Global or others.

(i)                                     Distributor shall cause its Franchise Dealers, with respect to operations at Franchised Mobil-Branded Outlets, to carry insurance of the types and in at least the minimum limit amounts set forth in Section 22(a) except that the minimum limits applicable to 22(a) (1) and (2) shall be one million dollars ($1,000,000), and as otherwise required by Global, and shall require compliance with the other provisions of this Section, including, without limitation, naming Global and, if requested by Global,  ExxonMobil as additional insured (except workers compensation and employers liability) on each policy of insurance.

(j)                                     Without limiting any other remedy available to Global, including termination or non-renewal of this Agreement and the Franchise Relationship, Global may debrand any Distributor Mobil-Branded Outlet(s) that fails to comply with the provisions of this Section 22,

(k)                                  If Distributor, for any reason, fails to procure and maintain required insurance satisfactory to Global, Global may, at Global’s election and upon notice to Distributor, immediately procure the required insurance. Upon Global’s request, Distributor promptly shall furnish Global with all information relating to Distributor or the Businesses requested by Global in connection with the procurement of any required insurance. Upon written demand, Distributor shall immediately reimburse Global for the costs of procuring the insurance. Global’s right to procure insurance under this Section 22 may not be construed as an obligation by Global to procure any insurance and does not preclude Global from exercising other rights or remedies it may have under this Agreement including debranding of the retail outlets) in question, termination or non-renewal of this Agreement and the Franchise Relationship. Global’s election not to procure any insurance under this Section 22 may not be construed as:

(1)                                  A waiver of Distributor’s obligations under Sections 22 and 23; or

(2)                                  Limiting Global’s right to exercise any other right or remedy including debranding of the retail outlet(s) in question, termination or non-renewal of this Agreement and the Franchise Relationship.

(l)                                     Global is entitled to the full coverage of any insurance procured by Distributor, its Franchise Dealers or Global under this Section 22 but in no event less than the minimum coverage required by Section 22(a). The minimum limits specified in Section 22(a) do not limit or affect Global’s right to full insurance coverage or Global’s rights under Section 23. If Distributor does not own or lease transport to carry the Products, Distributor shall cause any person engaged by Distributor to carry the Products at all times to maintain insurance at levels required by the Hazardous Materials Transportation Act,

(m)                               The insurance coverages specified in this Agreement are required to the extent they are reasonably available as determined solely by Global.

23.                               INDEMNIFICATION.

(a)                                  Distributor assumes the risk of and sole responsibility for maintaining and operating, all real property, fixtures, tanks, equipment, and personal property used in connection with, or in any way related to, its operations, conduct or business or the operations, conduct or business of its Franchise Dealers, in a safe condition free of all hazards and risks and in compliance with all applicable federal, state, county and local laws, statutes, ordinances, codes, regulations, rules, orders, and permits. Such responsibility will include, but not be limited to, providing tanks safe and fit for the storage and handling of Products. While Global shall have the right to refuse to make sales hereunder at any time when in Global’s, or its representative’s, sole judgment Distributor’s or any of its Franchise Dealer’s fixtures, tanks, equipment or personal property are unsafe for the delivery of Products, Global shall have no obligation to do so.

(b)                                  Distributor assumes the risk of and sole responsibility for and agrees to defend (with counsel acceptable to Global, unless such defense, but not Global’s defense costs, is waived by Global) indemnify, release and hold harmless (1) Global; (2) its Affiliates, (3) any other third party that Global is required to indemnify under the BFA and (4) Global’s, any of its Affiliates’ and such third parties’ respective officers, directors, control persons, employees, agents, representatives, successors and assigns ((2), (3) and (4) together hereinafter “Global’s Associates”) from and against any and all expenses, costs (including, without limitation, professional fees), penalties, fines (without regard to the amount of such fines), liabilities, claims, demands and causes of action, at law or in equity (including, without limitation, any arising out of the Comprehensive Environmental Response Compensation and Liability Act (CERCLA), the Resource Conservation and Recovery Act (RCRA), the Clean Air Act, or any other federal, state, county or local laws, statutes, ordinances, codes, regulations, rules, orders, or permits), which may be asserted against Global or Global’s Associates by any person for injuries, death, loss, or damage of any kind or character to person, property, or natural resources, by whomever suffered or asserted (including without limitation Distributor, its Franchise Dealers or their agents, contractors, employees, invitees, licensees, and/or trespassers), resulting from, related to or arising out of the operations, conduct or business of Distributor or its Franchise Dealers or the condition of any real property, fixtures, tanks, equipment and personal property of Distributor or its Franchise Dealers, which is used in connection with, or in anyway related to, the operations, conduct or business of Distributor or its Franchise Dealers, this Agreement or its breach by Distributor or its Franchise Dealers.

Distributor’s obligations under this Section 23 of this Agreement will fully apply and Distributor will fulfill its obligations thereunder even if Global or Global’s Associates are jointly or concurrently negligent, (WHETHER BY ACT OR OMISSION) or jointly or concurrently guilty of willful misconduct (WHETHER BY ACT OR OMISSION), but not if Global or Global’s Associates are solely negligent or solely guilty of willful misconduct,

24.                               TRANSFER/ASSIGNMENT.

This Agreement shall not be transferred or assigned or sold by Distributor in whole or in part, directly or indirectly (including, without limitation, as a result of any change in control of Distributor or any of its Affiliates), except with the prior written consent of Global, which consent shall be provided in accordance with the manner provided by any applicable state law or, if applicable state law does not provide for any manner, Global may withhold or delay any such consent in its sole discretion.  Distributor shall furnish to Global information as may be reasonably required for Global to evaluate the character, financial ability, and business experience of any proposed assignee. Such information shall be provided in a timely fashion that allows Global to determine whether it will consent to the proposed assignment within the time period, if any, specified in any applicable state law.  Global may assign this Agreement in whole or in part upon ten (10) days prior written notice to Distributor.

25.                               WAIVER.

No waiver by either party of any breach of any of the covenants or conditions herein contained to be performed by the other party shall be construed as a waiver of any succeeding breach of the same or any other covenant or conditions. All waivers must be in writing.

26.                               LAWS.

(a)                                  Distributor agrees that in receiving, storing, handling, offering for sale, selling, delivering for use or using itself Products purchased from Global under this Agreement, Distributor will comply, and cause its employees and Franchise Dealers to comply, with all applicable federal, state, county and local laws, statutes, ordinances, codes, regulations, rules, orders, and permits.

(b)                                 Distributor will defend (with counsel acceptable to Global, unless such defense, but not Global’s defense costs, is waived by Global) indemnify, release and hold harmless Global and Global Associates, from and against any and all expenses, costs (including, without limitation, professional fees), penalties, fines (without regard to the amount of such fines), liabilities, claims, demands, and causes of action, at law or in equity including, without limitation, any arising out of the Comprehensive Environmental Response Compensation and Liability Act (CERCLA), the Resource Conservation and Recovery Act (RCRA), or the Clean Air Act) for Distributor’s failure to comply with Section 26(a), and such failure by Distributor to comply shall also entitle Global to terminate this Agreement and the Franchise Relationship.

(c)                                  If at any time Global determines that due to governmental regulations, it is unable to increase the price of any of the Products deliverable under this Agreement by an amount which is sufficient in Global’s judgment to reflect increase in either (a) the cost of such Products to Global or Global’s supplier or (b) the fair market value of such Products, which have occurred since the Effective Date or the date of the last increase in the price of such Products whichever is later, Global may cancel this Agreement and the Franchise Relationship upon thirty (30) days written notice to Distributor, or may suspend this Agreement while such limitation is in effect.

27.                               NOTICES.

All written notices required or permitted to be given by this Agreement shall be given only by personal delivery (to an officer or manager in the case of Global), certified mail, express mail, air courier, telegram or facsimile transmission and shall be deemed given respectively when the notice is personally delivered or deposited in the mail or with the air courier service or telegraph company, postage or charges prepaid, with confirmation of delivery requested, or transmitted via facsimile machine with confirmation sheet confirming completed and proper transmission, and directed to the party for whom intended at the address set forth above or to such other address as may be furnished by either party to the other in writing in accordance with the provisions of this Section. The date upon which the notice is deemed given hereunder shall be deemed the date of giving such notice, except for notice of change of address, which must be received to be effective. All notices under this Section should be directed to:

To Global:	Global Companies LLC
800 South Street, Suite 200
Waltham, MA 02453
Attn: Branded Wholesaler Manager
Fax: 781-398-9000

With a copy to:	Global Companies LLC
800 South Street, Suite 200
Waltham, MA 02453
Attn: General Counsel
Fax: 781-398-9205

To Distributor:	Alliance Energy LLC
404 Wyman Street
Suite 425
Waltham, MA 02451
Attn: Andrew Slifka
Fax:

With a copy to:	Alliance Energy LLC
404 Wyman Street
Suite 425
Waltham, MA 02451
Attn: General Counsel
Fax:

28.                               TERMINATION.

(a)                                  This Agreement and the Franchise Relationship shall terminate upon expiration of the Term.

(b)                                 This Agreement and the Franchise Relationship may be terminated by Global:

(1)                                  Upon transfer or assignment of this Agreement by Distributor contrary to Section 24; or

(2)                                  If Distributor or any Key Person, manager, or stockholder makes any false or misleading statement or representation (by act or by omission) which induces Global to enter into this Agreement, or which is relevant to the Franchise Relationship between the parties hereto; or

(3)                                  If Distributor becomes insolvent; or

(4)                                  If Distributor fails to pay in a timely manner any sums when due hereunder; or

(5)                                  If Distributor defaults in any of its obligations under this Agreement; or

(6)                                  If Distributor or any Key Person is declared incompetent to manage its property or affairs by any court, or if Distributor or any Key Person is mentally or physically disabled for three (3) months or more to the extent that Distributor is unable to provide for the continued proper operation of the Businesses; or

(7)                                  Under the circumstances described as causes for termination by Global in any Section of this Agreement; or

(8)                                  If Distributor or any Key Person dies and there is not at least one other Key Person identified or, in the event there is no other Key Person then identified, a replacement Key Person reasonably acceptable to Global is not identified by Distributor within 90 days of the death of a sole Key Person; or

(9)                                  If Distributor or any Key Person, manager, or stockholder engages in fraud or criminal misconduct relevant to the operation of the Businesses; or

(10)                            If Distributor or any Key Person, manager, or stockholder is convicted of a felony or of a misdemeanor involving fraud, moral turpitude or commercial dishonesty, whether or not the crime arose from the operation of the Businesses; or

(11)                            If Distributor breaches Section 11 by willfully committing an act of misbranding of the Products; or

(12)                            If there occurs any other circumstance under which termination of a Franchise is permitted under the provisions of the PMPA; or

(13)                            Global loses the right to grant the right to use the Proprietary Marks due to termination of the BFA or otherwise.

(c)                                  If Global has cause to believe that Distributor has engaged in fraudulent, unscrupulous or unethical business practices (which shall include but not be limited to practices forbidden by federal, state, county or local laws, statutes, ordinances, codes, regulations, rules, orders, or permits), Global may, at its sole discretion, give Distributor written notice of its belief. Following the receipt of such notice, Distributor shall be given reasonable opportunity to discuss the matter with Global’s representatives, in following such discussions (or reasonable opportunity therefor) and after such investigation of the matter as is reasonable under the circumstances, Global reaches a good faith conclusion that Distributor has engaged in one or more such practices, Global shall have the right to terminate this Agreement.

(d)                                 Any termination of this Agreement shall be preceded by such notice from Global as may be required by law.

(e)                                  Upon the expiration of the Term or upon termination hereof, Global and, pursuant to the BFA, ExxonMobil shall have the right, at its option, to enter, during normal operating hours, upon any premises at which the Proprietary Marks are displayed (including, without limitation all Distributor Mobil-Branded Outlets), and to remove, paint out, or obliterate any signs, symbols or colors on said premises or on the buildings or equipment thereof which in Global’s or ExxonMobil’s opinion would lead a purchaser to believe that the Products are being offered for sale at such premises. Distributor shall cause its Franchise Dealers to grant Global and ExxonMobil such a right of entry.

(f)                                    In the event Distributor is terminated pursuant to Section 28(b)(11) for willful misbranding (whether said willful misbranding is the sole reason for termination or is cited in combination with other reasons), Global will suffer substantial damages which are anticipated to be difficult and time consuming to prove with exactitude. Furthermore, both parties are desirous of avoiding what they believe will be the disproportionate cost of possible litigation and legal fees which a future dispute over the magnitude of such damages would engender. The parties, therefore, have determined that if Distributor is terminated as aforesaid, it must pay to Global as liquidated damages, and not as a penalty, within thirty (30) days of demand by Global a sum to be determined in the following manner:

The monthly average of the total number of gallons of Products purchased by Distributor from Global during the number of whole calendar months from the Effective Date until the effective date of the termination will be determined. This monthly gallonage average will be multiplied by $ **, The resulting amount will be multiplied by the number of whole months remaining between the effective date of the termination and the Expiration Date. Both Distributor and Global agree that such a calculation of damages will yield liquidated damages, which are reasonable in light of the anticipated or actual harm to Global, whenever during the Term a termination as aforesaid may occur.

(g)                                 Termination of this Agreement by either party for any reason shall not relieve the parties of any obligation theretofore accrued under this Agreement.

29.                               CLAIMS AND DISPUTE RESOLUTION.

(a)                                  Claims.

(1)                                  As used in this Section, “claim(s)” shall be construed broadly and shall include but not be limited to a demand for money, property, equitable relief, or any interest, whether fixed or contingent, to which a party asserts a right.

(2)                                  All claims by Distributor or by Global arising out of or relating to this Agreement and the Franchise Relationship between the parties created thereunder are barred unless asserted within 12 months after the event, act or omission to which the claim relates and in accordance with the dispute resolution procedure set forth below.

(b)                                 Dispute Resolution.

(1)                                  All claims by Distributor or by Global arising out of or relating to this Agreement and the Franchise Relationship between the parties created thereunder which cannot be settled through negotiation shall, unless the provisions of Section 29(b)(1)(vi) apply, first be submitted to mediation administered by the American Arbitration Association (“AAA”) under its Commercial Mediation Procedures before resorting to arbitration, or in the case of matters exclusively governed by the PMPA, litigation. The following principles shall apply in respect of any mediation hereunder:

(i)                                     Mediation under this provision shall not be available unless the matter in controversy exceeds the sum or value of $5,000.

(ii)                                  Unless otherwise agreed to by the parties, the mediation shall last no longer than two days.

(iii)          The mediator shall be appointed by the AAA keeping in mind the location and convenience of the parties and the location of the Distributor Mobil-Branded Outlet(s) to which the claim relates. The parties prefer that any mediator appointed hereunder be an individual with judicial experience or one who has been a member of the bar for at least 25 years.

(iv)                              Each party shall include among its representatives in the mediation proceeding an individual authorized to settle the matter in dispute.

(v)                                 Irrespective of which party commences the mediation procedure, the filing fee required to be paid to the AAA shall be paid by Global. All other costs of the mediation, including any fees to be paid to the mediator, shall be shared equally by the parties. Each party shall be responsible for any attorney’s fees it may incur.

(vi)                              If either party believes it will be prejudiced or in any way adversely affected by the mediation procedure because of delay, expense incurred, time requirements or any other legitimate concern, that party may, by notice to the other, proceed directly to arbitration,

(2)                                  All claims by Distributor or by Global arising out of or relating to this Agreement and the Franchise Relationship between the parties created thereunder, except for claims exclusively governed by the PMPA and claims by Global seeking relief when time is of the essence, including but not limited to claims of trademark misuse, claims which relate to the existence of environmental concerns, claims relating to the conduct on the Distributor Mobil-Branded Outlet(s) of illegal activities, or actions seeking to evict a dealer claimed to be in wrongful possession of the premises, which are not resolved by negotiation or mediation, may be asserted only in an arbitration proceeding to be conducted in accordance with the provisions of this Section 29(b).

(i)                                     Any such claims by Distributor or by Global shall be resolved only by arbitration administered by the AAA under its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The decision of the arbitrator shall be final and shalt be binding on the parties.

(ii)                                  In the event a claim by Distributor raises issues which are governed exclusively by the PMPA as well as issues which must be submitted to arbitration hereunder, the claims under the PMPA shall be severed and raised, if at all, in litigation. The remaining claims shall be resolved by arbitration, as provided herein.

(iii)          The arbitration shall be held before a sole arbitrator who shall be selected by agreement of the parties. If after forty-five (45) days from the commencement of the arbitration the parties have been unable to agree on the selection of an arbitrator, either party may ask the AAA to appoint a sole arbitrator and the decision of the AAA in this respect shall be final. The parties prefer that any arbitrator agreed to between them or appointed by the AAA hereunder be an individual with judicial experience or one who has been a member of the bar for at least 25 years.

(iv)                              The arbitrator shall decide the matter before him or her in accordance with the terms of this agreement, the applicable substantive law of the state where the Distributor is located and any federal statutes which may be applicable. The Federal Arbitration Act shall govern any arbitration proceeding hereunder. All awards rendered hereunder shall be in writing and on the request of either party shall state the reasoning on which the award rests.

(v)                                 No claim asserted hereunder may be consolidated or asserted jointly with the claim or claims of any other claimant or class of claimants and no arbitration proceeding commenced hereunder may be consolidated or joined with any other arbitration nor may any claim asserted hereunder be asserted as part of any class action litigation or class action arbitration proceeding.

(vi)                              Irrespective of which party commences the arbitration procedure hereunder, the filing fee required to be paid to the AAA shall be paid by Global. All other costs of the arbitration, including the fees to be paid to the arbitrator, shall be shared equally by the parties. Each party shall he responsible for payment of its own attorney’s fees.

(c)                                  Severability. It is agreed and understood that §29 of this Agreement shall apply in respect of construction of this §29 and that a finding of invalidity or unenforceability of any portion of this §29 shall not affect the validity or enforceability of any other portion.

30.                               ACCORD.

The parties to this Agreement have discussed the provisions herein and find them fair and mutually satisfactory, and further agree that in all respects the provisions are reasonable and of material significance to the relationship of the parties hereunder, and that any breach of a provision by either party hereto or a failure to carry out said provisions in good faith shall conclusively be deemed to be substantial.

31.                               NATURE AND MODIFICATION OF AGREEMENT.

(a)                                  In consideration of the granting and execution of this Agreement, the parties understand and agree that they are not contractually obligated to extend or renew in any way the Term, and that this Agreement shall not be considered or deemed to be any form of “joint venture” or “partnership” at the premise(s) of Distributor or elsewhere (including without limitation any Distributor Mobil-Branded Outlet).

(b)                                 Distributor agrees to provide sixty (60) days’ prior written notice of any change in the name or legal form of Distributor.

(c)                                  This Agreement may be modified only in writing signed by both parties or their duly authorized agents.

32.                               COMPLIANCE WITH LAWS; SEVERARILITY OF PROVISIONS.

Both parties expressly agree that it is the intention of neither party to violate statutory or common law and that if any section, sentence, paragraph, clause or combination of same is in violation of any law, such sentences, paragraphs, clauses or combination of same shall be inoperative and the remainder of this Agreement shall remain binding upon the parties hereto unless in the judgment of either party hereto, the remaining portions hereof are inadequate to properly define the rights and obligations of the parties, in which event such party shall have the right, upon making such determination, to thereafter terminate this Agreement upon the notice to the other.

33.                               EXPRESS WARRANTIES; EXCLUSION OF OTHER WARRANTIES.

Global warrants that the Products supplied hereunder will conform to the promises and affirmations of fact made in ExxonMobil’s current technical literature and printed advertisements related specifically to such Products; that it will convey good title to the Products supplied hereunder, free of all liens, and that the Products supplied hereunder meet such specifications as have been expressly made a part of this Agreement. THE FOREGOING WARRANTIES ARE EXCLUSIVE AND ARE IN LIEU OF ALL OTHER WARRANTIES, WHETHER WRITTEN, ORAL OR IMPLIED. THE WARRANTY OF MERCHANTABILITY, IN ALL OTHER RESPECTS THAN EXPRESSLY SET FORTH HEREIN, AND WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, IN ALL OTHER RESPECTS THAN EXPRESSLY SET FORTH HEREIN, ARE EXPRESSLY EXCLUDED AND DISCLAIMED.

34.                               ENTIRE AGREEMENT.

This writing is intended by the parties to be the final, complete and exclusive statement of this Agreement about the matters covered herein. THERE ARE NO ORAL UNDERSTANDINGS, REPRESENTATIONS OR WARRANTIES AFFECTING IT.

35.                               DAMAGES.

NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR SPECIAL, INDIRECT, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, EXCEPT AS PROVIDED OTHERWISE BY LAW.

36.                               PRIOR AGREEMENT.

This Agreement cancels and supercedes any prior agreement between the parties thereto covering the purchase and sale of Products covered by this Agreement. Notwithstanding the foregoing, if Distributor is found, by Global, after the Effective Date, to have willfully committed an act of misbranding in violation of any such prior agreement, Global reserves its rights to terminate this Agreement and the Franchise Relationship as a result of any such prior violation.

37.                               QUALITY ASSURANCE PROCEDURES.

(a)                                  Global certifies that, at the time of delivery, the Products supplied by its authorized terminals will comply with the following:

(1)                                  All fuel requirements under applicable Laws in effect at the time of supply in the areas of the Marketing Premises including requirements relating to octane, oxygen content, Reid Vapor Pressure, cetane rating, sulfur content, aromatic content, dye content, benzene content, emission reduction percentages for volatile organic compounds or nitrogen oxides and other regulated components or characteristics of a motor fuel or motor-fuel additive (“Fuel Requirements”).

(b)                                 Global has provided Distributor a copy of ExxonMobil’s “QUALITY CONTROL PROCEDURES FOR GASOLINES AND DIESEL FUEL”, as amended from time to time. Distributor agrees that this document and any revisions thereof provided from time to time to Distributor by Global or ExxonMobil shall be a part of this Agreement and Distributor further agrees to store, handle, sell and dispense fuels in compliance with the procedures contained in this document and in any revisions thereof and to procure the compliance of its Franchise Dealers. In the event Distributor fails to comply with this Section, Global may, without limitation to any other remedies available to Global, engage the services of an outside contract firm to perform sampling, testing and reporting. The cost of such outside contract firm shall be borne solely by Distributor.

38.                               ATTORNEYS FEES.

If Distributor fails to pay any amount due under this Agreement or takes any action not requested in writing by Global for which Distributor, its Franchise Dealers or their respective customers bring a claim or lawsuit against Global or ExxonMobil or any of their respective Affiliates, Distributor agrees to pay Global’s or ExxonMobil’s (or any of their respective Affiliates’) reasonable costs and attorneys fees thereby expended in Global’s or ExxonMobil’s (or their respective Affiliates’) pursuit or defense of such matters.

39.                               SAFETY AND HEALTH AND INFORMATION.

Global has furnished to Distributor information (including Material Safety Data Sheet(s)) concerning the safety and health aspects of Products and/or containers for such Products sold to Distributor hereunder, including safety and health warnings. Distributor acknowledges receipt of such information and agrees to communicate such warnings and information to all persons Distributor can reasonably foresee may be exposed to or may handle such Products and/or containers, including, but not limited to, Distributor’s employees, agents, contractors or Franchise Dealers.

40.                               KEY PERSON CLAUSE.

If Distributor is a corporation, limited liability company, partnership or other legal entity, it agrees to execute Schedule D (“Key Person Clause”) attached hereto and incorporated as part of this Agreement.

41.                               RIGHT OF ENTRY.

In addition to any other rights of Global under this Agreement, Distributor permits, and shall cause its Franchise Dealers to permit, Global, and, pursuant to the BFA, ExxonMobil, their respective Affiliates and their respective employees, agents, vendors, contractors and representatives to enter, during normal operating hours, any Distributor Mobil-Branded Outlet(s) and other places where Distributor or any of its Franchise Dealers conduct any Business to enforce Global’s and, where applicable, ExxonMobil’s rights and remedies under this Agreement including, without limitation, taking action to preserve the integrity of the Proprietary Marks, to take fuel samples and to determine Distributor’s compliance with this Agreement (including the Standards). Global and ExxonMobil shall not be liable to Distributor for any interference with any Business of Distributor or its Franchise Dealers as a result of Global’s or ExxonMobil’s entry on any Distributor Mobil-Branded Outlet(s) and other places where Distributor or any of its Franchise Dealers conduct any Business.

42.                               TERMS OF RENEWAL.

Nothing in this Agreement is to be construed as preventing Global upon expiration of this Agreement and any renewal of the Franchise Relationship, from offering Distributor terms and conditions, in good faith and in normal course of business, which differ from or are in addition to those in this Agreement, including terms and conditions relating to the Related Businesses or other businesses which may be operated at any Distributor Mobil-Branded Outlet.

43.                               DRUG AND ALCOHOL.

(a)                                  In the event Distributor takes delivery of Products from Global at Global’s (or its Affiliates’) facilities or any third-party facilities which Global grants Distributor access to, the following provisions of this Section shall apply. Distributor and Distributor’s employees, agents and contractors shall not enter any such facilities while under the influence of alcohol or any controlled substance. Distributor, its employees, agents and contractors shall not use, possess, distribute or sell illicit or unprescribed drugs in connection with any activity performed under this Agreement. Distributor, its employees, agents and contractors shall not use, possess, distribute or sell alcoholic beverages at any time while performing activities under this Agreement. Distributor has adopted or will adopt its own policy to assure a drug and alcohol free workplace while performing activities under this Agreement.

(b)                                 Distributor will remove any of its employees, agents or contractors from performing activities hereunder any time there is suspicion of alcohol or drug use, possession or impairment involving such employee, agent or contractor, and at any time an incident occurs in performing activities hereunder where drug or alcohol use could have been a contributing factor. Global has the right to require Distributor to remove Distributor’s employees, agents or contractors from Global’ or its Affiliates Facilities or any third party facilities which Global grants Distributor acces to at any time cause exists to suspect alcohol or drug use by such employees, agents or contractors. In such cases, Distributor’s employee, agent or contractor may be considered for return to such facilities only if the Distributor certifies as a result of a for cause test, conducted immediately after removal, that said employee, agent or contractor was in compliance with the provisions of this Section. Distributor will not use an employee, agent or contractor to perform activities hereunder who either refuses to take, or tests positive in, any alcohol or drug test.

(c)                                  Global may, without prior notice, search the person, possession and vehicles of Distributor’s employees, agents and contractors that are on the premises owned, or controlled or accessed by Global (or its Affiliates). Any person who refuses to cooperate with such search will be removed from the premises and will not be allowed to return. Distributor will replace any of its employees, agents or contractors at Global’s request.

(d)                                 Distributor will comply with all applicable drug and alcohol related federal, state, county and local laws, statutes, ordinances, codes, regulations, rules, orders, and permits (e.g., Department of Transportation Regulations, Department of Defense Drug-free Workplace Policy, Drug-free Workplace Act of 1988). Global shall have the right, but not the obligation, to perform unannounced audits of Distributor’s alcohol and drug program to verify that Distributor’s policy and its enforcement are acceptable to Global.

44.                               RHODE ISLAND - PRICE PROVISION.

The following provision is applicable only to those Distributor Mobil-Branded Outlets located in the State of Rhode Island:

NOTHING HEREIN SHALL BE CONSTRUED TO PROHIBIT A FRANCHISOR FROM SUGGESTING PRICES AND COUNSELING WITH FRANCHISEES CONCERNING PRICES.  PRICE FIXING OR MANDATORY PRICES FOR ANY PRODUCTS COVERED IN THIS AGREEMENT IS PROHIBITED.  A SERVICE STATION DEALER OR BRANDED WHOLESALER MAY SELL ANY PRODUCTS LISTED IN THIS AGREEMENT FOR A PRICE WHICH HE ALONE MAY DECIDE.

45.                               MISCELLANEOUS.

(a)                                  Distributor shall hold in confidence all business and technical information that is made available to Distributor, directly or indirectly, by Global or, pursuant to the BFA, ExxonMobil or acquired by Distributor during the Term of this Agreement (collectively “Confidential Information”), except:

(1)                                  information which is in or becomes, without fault of Distributor, part of the public domain;

(2)                                  information which Distributor can show was received by Distributor from an independent third party that is under no obligation to Global or ExxonMobil regarding the information;

(3)                                  information which Distributor can show was already in Distributor’s possession at the time the information was made available to Distributor, directly or indirectly, from Global or ExxonMobil;

(4)                                  information required to be disclosed by Law or valid legal or regulatory process, following notice by Distributor to Global and if requested by Global from time to time, ExxonMobil of the requirement to disclose and reasonable cooperation with any attempt by Global or ExxonMobil to maintain the confidentiality of such Confidential Information.

Distributor also agrees that it shall not take any photographs, video or other recordings of Global’s or any of its Affiliate’s property without Global’s prior written consent.

(b)                                 Distributor shall not, without the prior written approval of Global use the Confidential Information which Distributor is required to keep confidential hereunder for any purpose other than the performance of Distributor’s obligations under this Agreement.

(c)                                  Global shall have no obligation of confidence with respect to any information disclosed to Global by Distributor, and Global shall be free to use or disclose any or all of the information contained in any drawing, record or other document to third parties without accounting to Distributor therefor; unless, however, information is specifically covered by a separate, written confidentiality agreement. In the absence of any confidentiality agreement, Distributor shall not place any restrictive notices on any information, no matter the form of its recording, that Distributor provides to Global hereunder. Should Distributor place any notices on any drawing, record or other document, Global is hereby authorized to nullify, obliterate, remove, or disregard those provisions.

(d)                                 Distributor shall establish and maintain precautions to prevent its employees, agents or representatives and Franchise Dealers from making, receiving, providing, or offering substantial gifts, entertainment, payments; loans, or other consideration to employees, agents, or representatives of Global for the purpose of influencing those persons to act contrary to the best interests of Global. This obligation shall apply to Distributor’s activities in its relations with the employees of Global and their families and/or third parties arising from this Agreement.

(e)                                  Distributor agrees that all financial settlements, billings, and reports, if any, rendered to Global shall reflect properly the facts about all activities and transactions handled for the account Global, which data may be relied upon as being complete and accurate in any further recordings and reporting made by Global for whatever purpose.

(f)                                    Distributor grants Global access to business records that pertain to the sale of Products so as to monitor and verify programs which utilize Product sales as a component of programs.

(g)                                 Distributor agrees to notify Global promptly upon discovery of any instance where the Distributor or Distributor’s employees, agents, representatives or Franchise Dealer fails to comply with Section 43(d).

EXECUTED by Distributor and Global on the date indicated for each signature.

WITNESS	GLOBAL COMPANIES LLC

/s/ Sean T. Geary	By:	/s/ Thomas J. Hollister
Sean T. Geary	Name:	Thomas J. Hollister
	Title:	Chief Financial Officer and Chief Operating Officer
	Dated:	As of March 1, 2011

(DISTRIBUTOR)

WITNESS	ALLIANCE ENERGY LLC

/s/ Dylan Remley	By:	/s/ Andrew Slifka
Dylan Remley	Name:	Andrew Slifka
	Title:	President
	Dated:	As of March 1, 2011

SCHEDULE A

TOBACCO ASSURANCE LETTER

c/o ExxonMobil BSCC Suite 107 95 Foundry St. Moncton, N.B. E1C5H7, Canada

Youth Access to Tobacco

Dear ExxonMobil Branded Wholesaler:

As you have probably heard, ExxonMobil announced that it is further enhancing measures to curb sales of tobacco products to minors at its company-operated stores.  This is part of a mutual cooperation agreement that the company has entered into with the Attorneys General of 43 states.

While the agreement, for the most part, addresses tobacco sales at ExxonMobil company-operated stores, we also recognize that many of our branded wholesalers and dealers sell tobacco products and can benefit, should they so choose, from the practices and programs we will be putting in place at our company stores.  Those practices will include, among others, access to signage, training, and compliance checks designed to limit sales to underage customers.  The sale of tobacco products is an important part of the overall customer offering of many, if not most, of our branded wholesalers and dealers.  We hope that our agreement and the information that we share with you will ensure that those sales are made responsibly.

The new ExxonMobil branded wholesaler and dealer motor fuels franchise agreements contain provisions that prohibit the sale of tobacco products to underage customers as prescribed in any local, state or federal regulation.  The agreements also require that branded wholesalers and dealers comply with all tobacco sales laws and that they promptly inform us of any notices of violations received from authorities. These provisions are material and significant to our franchise relationship and will be treated as such by ExxonMobil.  We regard compliance with tobacco sales laws as a matter of utmost importance.  If you have executed a new ExxonMobil branded wholesaler franchise agreement and you receive a notice of violation concerning the sale of tobacco at one of your company operated facilities, please report receipt of that notice to:

ExxonMobil

Tobacco Sales Compliance - Branded Wholesaler Supervisor

c/o ExxonMobil BSCC

Suite 107

95 Foundry St.

Moncton, N.B.

E1C5H7, Canada

Recognizing the importance to your business of maintaining responsible sales of these products,

we will work closely with you to provide access to the practices and programs we are employing. Enclosed with this communication is a copy of a booklet outlining ExxonMobil’s Tobacco Awareness Program for our company-operated retail stores (CORS).  You may find the CORS retailing practices outlined in that booklet helpful in your own efforts to prevent tobacco sales to minors.  In the coming weeks, we will follow-up with more information concerning the availability of programs you may wish to employ at your sites.  In the meantime, please contact your Territory Manager if you have any questions concerning the issue of youth access to tobacco products.  We encourage you to work with your dealers, store managers and sales associates to maintain the highest level of compliance with tobacco sales regulations and that you support their efforts to prevent the sales of tobacco products to minors.  We also request that you provide a copy of this letter to each of your dealers and confirm in writing that you have done so by signing this letter where indicated below.  For your convenience we have included a sample cover letter you can use for this communication.

Thank you for your cooperation in this important matter.

Sincerely,

[ ]
Branded Wholesaler Business Manager

Acknowledgement That Distributor

Has Provided A Copy of this Letter to

Each of Its Dealers

[DISTRIBUTOR NAME]

By

Printed Name:

Title:

Date:

SAMPLE COVER LETTER

FROM DISTRIBUTOR TO DISTRIBUTOR SERVED DEALERS

, 2003

Dear Dealer:

As you may have heard, ExxonMobil announced that it is further enhancing measures to curb sales to tobacco products to minors at its company-operated stores.  This is part of a mutual cooperation agreement that the company has entered into with the Attorneys General of 43 states.

Enclosed with this letter is recent correspondence we have received from ExxonMobil on this important issue, which you should review closely.  Like ExxonMobil, we emphasize the importance of taking pro-active measures to ensure compliance with laws prohibiting the sale of tobacco products to minors and with laws governing tobacco sales generally.  As we learn of programs and practices being used by ExxonMobil at its company-operated stores and as we develop programs at our own stores, we will share them with you to help you promote responsible tobacco sales at your location.

Thank you for your cooperation in this matter.  If you have questions, please let us know.

Sincerely,

[Distributor]

Enclosure

SCHEDULE B

PRODUCT SCHEDULE

1.                                      TERM.

The term ‘contract year’ shall mean the twelve (12) months beginning on the Effective Date and each subsequent twelve (12) month period.

2.                                      QUANTITY.

(a)                                  Notwithstanding any other provisions in this Agreement, the quantities of any Products that Global is obligated to offer to sell, or cause to be offered for sale, to Distributor is subject to all of Global’s other rights and/or obligations to: (A) allocate supplies of available Products; and (B) allocate Products pursuant to any regulation, direction, or request (whether valid or invalid) made by any governmental authority or any person purporting to act for any governmental authority.

(b)                                 Except as provided elsewhere in this Agreement, the Maximum Annual Volume and Maximum Monthly Volume will be determined by supply point for the Products set out below as follows:

(1)                                  If this is the initial Agreement between Global and Distributor, then for the first contract year the Maximum Annual Volume and Maximum Monthly Volume for each supply point will be as follows:

Supply Point

	Motor Gasoline	Diesel
Mobil Branded Product	Maximum Monthly Volume	Maximum Monthly Volume
Month	(gallons)	(gallons)
Month I
Month 2
Month 3
Month 4
Month 5
Month 6
Month 7
Month 8
Month 9
Month 10
Month 11
Month 12
Maximum Annual Volume

Supply Point

	Motor Gasoline	Diesel
Mobil Branded Product	Maximum Monthly Volume	Maximum Monthly Volume
Month	(gallons)	(gallons)
Month 1
Month 2
Month 3
Month 4
Month 5
Month 6
Month 7
Month 8
Month 9
Month 10
Month 11
Month 12
Maximum Annual Volume

(2)                                  For each month of the remaining contract years (or for all months if this is not the initial Agreement between Global and Distributor):

(i)            The Maximum Monthly Volume for the current month shall be the greater of actual volume in the prior month or actual volume in the current month of the prior year purchased from the supply point in question. This may be adjusted for new and/or lost volume. The Maximum Annual Volume for the current contract year will be the sum of the Maximum Monthly Volumes in the current contract year.

(ii)           The Maximum Monthly Volume for the current month will be established on the sixth business day of that month. The Maximum Monthly Volume for the prior month shall remain in effect until the Maximum Monthly Volume for the current month is established.

(c)                                  Sales of any Products at any supply point in excess of the Maximum Annual Volume or Maximum Monthly Volume, as the case may be, are discretionary by Global. Subject to other applicable provisions of this Agreement, Distributor is authorized to make such excess purchases unless Distributor has been notified on or before the time of the attempted excess purchase that excess purchases are not authorized. Such notification may prohibit Distributor’s excess purchases of any or all types of Products at any or all of the supply points. As to excess purchases made after Global’s said notification has been given to Distributor, Global:

(1)           May offset against Distributor’s future Maximum Monthly Volumes or Maximum Annual Volumes of any Product from any supply point; and/or

(2)           May at its sole discretion, impose an overlift charge as set forth below; and/or

(3)           May terminate this Agreement and Franchise Relationship.

Global reserves the right to impose an overlift charge (“Overlift Charge”) of ** cents ($ ** ) per gallon for each gallon of Product purchased by Distributor that exceeds Distributor’s authorized volume purchases, whether Maximum Annual or Maximum Monthly as more particularly set out in this Paragraph 2(c), or Weekly Ratable Volume as more particularly set out in Paragraph 2(d), and whether applicable to an identified supply point(s) or applicable to all supply points. Distributor agrees to pay the Overlift Charge, if imposed by Global. The Overlift Charge shall be in addition to the purchase price for the Products and any other charges, fees or amounts owed by the Distributor under this Agreement. Overlift calculations will be made weekly and invoiced monthly covering all weeks ending in that calendar month. For the purpose of calculating the Overlift Charge, six thousand (6000) gallons shalt be subtracted from Distributor’s total excess Product volume purchases for each billing period before the Overlift Charge is assessed and imposed.

(d)                                 During each calendar month of this Agreement, Distributor shall use best efforts to lift the Products at each supply point on a ratable basis, Global may elect at any time on written notice to Distributor to require ratable liftings of any or all of the types of Products on a weekly basis at any or all of the supply points. The weekly ratable volume for each of the Products by supply point is 7/30 of the Maximum Monthly Volume specified for each supply point in Paragraph 2(b) or a higher volume as may be determined by Global (“Weekly Ratable Volume”). For any week consisting of days in two separate months, the Weekly Ratable Volume will be the sum of 1/30th of the Maximum Monthly Volume for each month in question multiplied by the number of days in each month respectively included in the covered week. After Global notifies Distributor (“Ratable Lifting Notice), using the Weekly Ratable Volume, Distributor is subject to the Weekly Ratable Volume for each seven day period beginning with the day defined in the Ratable Lifting Notice as the start day.

3.                                      DELIVERY.

(a)                                  Rack Deliveries. Unless otherwise agreed between Distributor and Global, delivery will be through loading rack into Distributor’s transportation equipment at supply points designated by Global. Title and risk shall pass as the Products pass the loading flange of the transportation equipment (i.e., transport truck or railroad car). Transportation from supply points shall be paid by Distributor.

(b)                                 Terminal Access. If delivery is at a storage terminal owned or operated in whole or in part by Global or any Affiliate, Distributor shall comply with all operating and safety procedures of such terminal and shall execute and deliver to Global such agreements as Global may require from time to time in connection with Distributor’s access to such terminal. if delivery is at a storage terminal owned or operated in whole or in part by a third party, Distributor shall comply with all operating and safety procedures of such terminal and shall execute and deliver such agreements as may be required by such third party from time to time in connection with Distributor’s access to such third party terminal.

(c)                                  Pipeline Deliveries. Where the supply point is at Global’s delivery facility and Distributor is the shipper of record, title to and risk of loss of Products delivered via pipeline shall pass from Global to Distributor as the Products enter the pipeline. Where the supply point is at Distributor’s designated facility and Global is the shipper of record, title to and risk of loss of Products delivered via pipeline shall pass from Global to Distributor as Products pass the first flange in the pipeline after such pipeline enters the delivery facility designated by Distributor.

(d)                                 Global may make deliveries of the Products into Distributor’s transportation equipment on any day of the week and at any time of the day or night and shall have the right to schedule deliveries into Distributor’s transportation equipment at specific intervals.

(e)                                  Distributor shall order Products in accordance with Global’s (including any of its Affiliates’) or any third party terminal operator’s procedures as are in effect from time to time. Global (including any of its Affiliates) or the third party terminal operator may change its order procedures at any time and at its sole discretion. In placing orders, Distributor shall specify destination, quantity, and grade and shall place the order within the lead time then in effect under the applicable procedures.

4.                                      INSPECTION.

Distributor shall have the right, at its expense, to have an inspection made at the supply point, provided such inspection shall not delay shipment. Should Distributor fail to make inspection, it shall accept Global’s inspection and measurement.

5.                                      SUPPLY POINTS.

Global reserves the right to change any supply point, and if Global does so, Global will offer supply from an alternate supply point. However, Global is under no obligation to pay, for any incremental costs incurred by Distributor due, either to temporary Product outages or to a supply point change.

6.                                      PRICE.

The price to be paid by Distributor shall be Global’s Distributor Price appropriate for the transaction and in effect at the commencement of loading. All prices charged by Global are subject to the provisions of applicable law.

ACCEPTED:		ACCEPTED:

DISTRIBUTOR
ALLIANCE ENERGY LLC		GLOBAL COMPANIES LLC

By:	/s/ Andrew Slifka	By:	/s/ Thomas J. Hollister
Name:	Andrew Slifka	Name:	Thomas J. Hollister
Title:	President	Title:	Chief Financial Officer and Chief Operating Officer
Dated:	As of March 1, 2011	Dated:	As of March 1, 2011

SCHEDULE C

FACILITY REQUIREMENTS

	ALL NEW PROJECTS (Approvals from Effective Date)		BFA HOLDER BRANDED OUTLETS EXISTING PRIOR TO EFFECTIVE DATE
	NTI’s(1) & D&R’s(2)	CONVERSIONS	FORMERLY CLASSIFIED KEY OR STRATEGIC SITES	FORMERLY CLASSIFIED MARGINAL SITES

Canopies	GEMINI 3D illuminated canopy over all pump islands	GEMINI canopy (3D illuminated, 3D non-illuminated or 2D non-illuminated) over all pump islands, including internally illuminated canopy fascia sign	GEMINI canopy (3D illuminated, 3D non-illuminated or 2D non-illuminated) over all pump islands, including internally illuminated canopy fascia sign	Same as Strategic Sites

Dispensers	Minimum of 4 MPDs with GEMINI graphics, Pay at the Pump	Same as NTI’s	Minimum of 4 MPDs with GEMINI graphics, Pay at the Pump	Minimum 2 MPDs with GEMINI graphics.

ID Sign	NTI’s, GEMINI ID/price sign system. D&R’s, GEMINI ID/price sign system, or prior approved ID/price sign system (If prior sign system, sign should have appropriate appearance and functionality)	GEMINI ID/price sign system, or approved existing ID/price sign system (If existing sign system, sign should have appropriate appearance and functionality)	GEMINI price sign system, or prior approved ID/price sign system (If prior sign system, sign should have appropriate appearance and functionality)	Same as Strategic Sites

Paint	GEMINI paint treatment to curbing, canopy columns, ID/price sign and lighting poles	Same as NTI’s	GEMINI paint treatment to curbing, canopy columns, ID/price sign and lighting poles	Same as Strategic Sites

POS	Operating retail automation system compatible with ExxonMobil’s card processing network	Same as NTI’s	Operating retail automation system compatible with XOM’s card processing network	Same as Strategic Sites

(1)               NTI (New to Industry) project is a new to gasoline business retail store development

(2)               D&R (Demolish and Rebuild) project is an existing retail gasoline outlet being demolished and a new facility being built on that site

*Please reference ExxonMobil’s Retail Image Standards for specific information.

SCHEDULE D

KEY PERSON CLAUSE

1.                                       It is understood that Alfred A. Slifka, Richard Slifka, and various Slifka family trusts ((individually) “Owner” (and/or collectively “Owners”)) has (have) ownership interest in Distributor. It is agreed that should Owner, or any one of the Owners, relinquish, directly or indirectly, in whole or in part, this ownership interest in the Distributor, or die, the attached Distributor PMPA Franchise Agreement, of which this Schedule forms part, (hereinafter called “Distributor Agreement”), together with the Franchise Relationship may be terminated or non-renewed by Global, In the case of death, the Distributor Agreement shall not be terminated or non-renewed if the remaining Owner(s) is (are) acceptable to Global under Global’s distributor selection criteria as the owners of the Distributorship.

2.                                       It is understood and agreed that Andrew Slifka is designated the “Key Person”. The Key Person shall personally operate on a daily basis the business of Distributor covered by this Distributor Agreement. The phrase “to operate on a daily basis the business covered by this Distributor Agreement” shall mean that the Key Person must manage the business and have authority to make all business decisions that an unincorporated branded distributor normally makes concerning operations of a branded distributor business. Owner(s) represents that the Key Person has the authority to buy and sell Products, to enter into financing agreements on behalf of Distributor, and to authorize merchandising and/or cooperative advertising programs.

(a)                                  (This subsection shall be inoperative unless the blank herein has been completed.) In the event that the Key Person(s) named above in this Paragraph 2 does not personally operate on a daily basis the business covered by this Distributor Agreement or is replaced as provided in this Schedule,                         (or)                                is designated as an acceptable Key Person (“alternate Key Person(s)’). When acting as the Key Person, the alternate Key Person shall be subject to all the terms and conditions of this Schedule and the Distributor Agreement.

(b)                                 Should the Key Person, or all of the Key Persons if an alternate Key Person is designated, cease to operate on a daily basis the business covered by the Distributor Agreement, the Distributor Agreement and the Franchise Relationship may be terminated or non-renewed by Global.

3.                                       The Distributor Agreement and Franchise Relationship may also be terminated or non-renewed by Global if an act or event occurs concerning or involving any person named in this Schedule, either as an Owner, Key Person, or alternate Key Person, which would permit termination or non-renewal under the PMPA if such an act or event concerned or involved a franchisee as such is defined therein.

4.                                       If any of the acts or events described above as grounds for termination or non-renewal of the Distributor Agreement and Franchise Relationship shall occur, Distributor may seek Global’s agreement to change or delete, by amendment, one or more of the names listed above by making a written request at least forty-five (45) days prior to any change. Such request shall include such information as Global may designate as necessary to determine the qualifications of the new proposed person. Global will consider and respond to Distributor’s request within thirty (30) days following receipt of Distributor’s written request. Such request for change may be denied at Global’s reasonable discretion.

5.                                       This Schedule cancels and supersedes any pre-existing Key Person Clause of the Distributor Agreement.

ACCEPTED:		ACCEPTED:

DISTRIBUTOR
ALLIANCE ENERGY LLC		GLOBAL COMPANIES LLC

By:	/s/ Andrew Slifka	By:	/s/ Thomas J. Hollister
Name: Andrew Slifka		Name: Thomas J. Hollister
Title: President		Title: Chief Financial Officer and Chief Operating Officer
Dated: As of March 1, 2011		Dated: As of March 1, 2011

SCHEDULE E

STORE DEBRANDING REQUIREMENTS REGARDING TRADEMARK REMOVALS

40 Yes No N/A 1 2 3 4 5 6 7 8 9 10 11 12 13 14 Site Name: Address: City: Site Number: State / Zip Code: ExxonMobil Retail Identity Debranding Checklist II. Canopy/Canopy Fascia III. Fueling Area Complete? Date Completed Element Removal Description (Minimum Requirements) Remove or change at least one of the names of the ExxonMobil proprietary fuel grade identifiers on the Main ID pricing panel. The new grade names may not appear in the proprietary Mobil font. Remove the ExxonMobil proprietary fuel logos (Mobil) from the Main ID/Price Sign, High Rise Sign, and any Secondary Signs. Also remove any panels containing ExxonMobil proprietary logos such as Mobil Mart, Mobil Wash, Wash n' Run, Mobil 1, Speedpass, etc. I. Main ID/Price Sign, High Rise Sign, and Secondary Signs # Remove the 2/3 Mobil Blue canopy, panels, decals, or other material. The resulting appearance cannot have the 2/3 blue and 1/3 white appearance of the ExxonMobil proprietary tradedress associated wtih the Mobil brand. Remove any ExxonMobil proprietary logos from spreader boxes and/or other canopy column fixtures. Remove the ExxonMobil proprietary fuel logos (Mobil) and any other ExxonMobil proprietary logos from canopy fascia. There should be no other signage containing ExxonMobil proprietary logos or that refer to a ExxonMobil brand anywhere on the canopy fascia. Also remove any remaining "ghosted images" of ExxonMobil logos from canopy fascia. Remove or change at least two of the colors and one of the names of the ExxonMobil proprietary fuel grade identifiers on the dispensers. The new grade names may not appear in the proprietary Mobil font. Remove all ExxonMobil proprietary logos, advertising, and slogans, from the fuel islands and dispensers, including any Mobil, Pegasus, and Speedpass logos, any branded pump topper inserts, any Pegasus pump skirts, any dispenser valance/spreader box/pump header logos, any credit card decals and applications, and any ExxonMobil slogans (i.e. We're Drivers Too). IV. Site Building Exterior, Perimeter, Interior, and Other Remove all ExxonMobil Customer Service decals and other decals with ExxonMobil information posted on or near front entrance of the convenience store or shop. Remove the 2/3 Mobil Blue building fascia so the resulting appearance cannot have the 2/3 blue and 1/3 white appearance of the ExxonMobil proprietary tradedress associated wtih the Mobil brand. Remove all exterior and interior signage containing ExxonMobil proprietary logos,such as Mobil, Mobil Mart, Mobil Wash, Wash n' Run, Mobil 1, Speedpass, etc., from the convenience store buildings, car wash, service bays, and any other ancillary buildings. There should be no signage containing ExxonMobil proprietary logos anywhere on the entire site. Remove all ExxonMobil proprietary Pegasus logos from the interior and exterior of the buildings. Remove all signage containing ExxonMobil proprietary logos from the perimeter signs and equipment, such as pay phones, trash cans, vacuums, air/water machines, ATMs, etc. Remove all ExxonMobil sponsored credit card applications and decals from the interior and exterior of the buildings. Ensure that electronic messaging on dispensers or any other forms of electronic broadcasts on the site do not contain any ExxonMobil proprietary logos, advertising, and/or slogans. For further information, please see the ExxonMobil De-branding Guidelines